UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Key Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Key Energy Services, Inc. to be held at the Courtyard Marriott and Banquet Facility, 1505 Tradewinds Blvd., Midland, Texas at 9:00 a.m. (Central Daylight Time) on Thursday, May 17, 2012.

The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the 2012 Annual Meeting of Stockholders, including the election of three Class III directors and adoption of a new 2012 Equity and Cash Incentive Plan.

Your vote is important. Whether or not you plan to attend the 2012 Annual Meeting of Stockholders, we strongly encourage you to provide your proxy by telephone, the Internet or on the enclosed proxy card at your earliest convenience.

Thank you for your cooperation and support.

Sincerely,

Dick Alario

Chairman of the Board,

President and Chief Executive Officer

KEY ENERGY SERVICES, INC.

1301 McKinney Street

Suite 1800

Houston, Texas 77010

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 17, 2012

To Our Stockholders:

We invite you to our 2012 Annual Meeting of Stockholders, which will be held at the Courtyard Marriott and Banquet Facility, 1505 Tradewinds Blvd., Midland, Texas, on Thursday, May 17, 2012 at 9:00 a.m. local time. At the meeting, stockholders will consider and act upon the following matters:

(1)	To elect three Class III directors for the ensuing three years;

(2)	To adopt our 2012 Equity and Cash Incentive Plan;

(3)	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

(4)	To approve, on an advisory basis, the compensation of our on named executive officers as disclosed in these materials; and

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the proposals (1), (2),(3) and (4) above.

Stockholders of record at the close of business on March 12, 2012, the record date for the 2012 Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Kimberly R. Frye

Corporate Secretary

Houston, Texas

April 11, 2012

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to Be Held on May 17, 2012:

This Proxy Statement, along with the Annual Report to security holders for the fiscal year ended December 31, 2011, are available on our website at www.keyenergy.com by clicking on “Investor Relations” and then clicking on “2012 Annual Meeting of Stockholders.”

i

KEY ENERGY SERVICES, INC.

1301 McKinney Street

Suite 1800

Houston, Texas 77010

Proxy Statement for the 2012 Annual Meeting of Stockholders

To Be Held on May 17, 2012

This proxy statement contains information about the 2012 Annual Meeting of Stockholders of Key Energy Services, Inc. We are holding the meeting at the Courtyard Marriott and Banquet Facility, 1505 Tradewinds Blvd., Midland, Texas, on Thursday, May 17, 2012 at 9:00 a.m., local time.

In this proxy statement, we refer to Key Energy Services, Inc. as “Key,” the “Company,” “we” and “us.”

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting.

We are mailing our 2011 Annual Report to Stockholders for the year ended December 31, 2011 with these proxy materials on or about April 11, 2012.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General Information

Q. Who can vote at the annual meeting?

A.     To be able to vote, you must have been a stockholder of record at the close of business on March 12, 2012, the record date for our annual meeting. The number of outstanding shares entitled to vote at the meeting is 151,147,548 shares of common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the meeting.

Q. What are the voting rights of the holders of common stock?	A. Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q. How do I vote?

A.     If you are a record holder, meaning your shares are registered in your name, you may vote:

(1)    Over the Internet: Go to the website of our tabulator, American Stock Transfer & Trust Company, at www.voteproxy.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2)    By Telephone: Call 1-800-Proxies (1-800-776-9437) toll free from the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

(3)    By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.

(4) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1)    Over the Internet or by Telephone: You will receive instructions from your broker or other nominee stating if they permit Internet or telephone voting and, if they do, explaining how to do so. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: You must contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. Yes. You may revoke your proxy and change your vote at any time before the meeting. To revoke your proxy and change your vote, you must do one of the following:

(1) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3) Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.

Q. Will my shares be voted if I don’t return my proxy?

A.     If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the meeting.

If you hold your shares in “street name,” your brokerage firm may be able to vote your shares for certain “routine” matters, even if you do not return your proxy. Only Proposal 3, ratification of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, is considered a routine matter. Your broker may not vote on non-routine matters without instructions from you. If you do not give your broker instructions on how to vote your shares on a non-routine matter, the broker will return the proxy card without voting on that proposal. This is called a “broker non-vote.”

We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

Q. How many shares must be present to hold the meeting?

A.     A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy, or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon. “Broker non-votes,” described above, will be counted for purposes of determining whether a quorum is present at the meeting.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?

A.     Proposal 1—Election of Three Class III Directors

Since it is an uncontested election, each nominee for director must receive more votes FOR such nominee’s election than votes AGAINST such nominee’s election. As mentioned above, Proposal 1, the election of directors, is not considered a routine matter. Therefore, if your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm cannot vote your shares on Proposal 1. Those “broker non-votes,”and abstentions, are not counted for purposes of electing directors and they will not affect the results of the vote.

You may:

• vote FOR a nominee;

• vote AGAINST a nominee; or

• ABSTAIN from voting on one or more nominees.

Proposal 2—Adoption of the 2012 Equity and Cash Incentive Plan

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. As mentioned above, Proposal 2 is not considered a routine matter. Therefore, if your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm cannot vote your shares on Proposal 2. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2, will not be counted as votes in favor of or against the proposal, and will also not be counted as votes cast on the proposal. If you vote to ABSTAIN on Proposal 2, your shares will not be voted for or against the proposal and will also not be counted as votes cast on the proposal. As a result, “broker non-votes” and votes to ABSTAIN will have no effect on the voting on this proposal.

Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on this proposal.

Although stockholder approval of our Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will review its future selection of Grant Thornton LLP in light of that voting result.

Proposal 4—Advisory Vote on Compensation of the Named Executive Officers

While on the ballot, this is only a non-binding advisory vote. This means that the Board will not be required to take any action on this matter regardless of the number of shares voted in favor of or against Proposal 4. However, our Board wants to understand the view of our stockholders on the Company’s executive compensation program, so your consideration and vote on this matter will be taken seriously by our Board. The votes that stockholders cast FOR Proposal 4 must exceed the number of votes that stockholders cast AGAINST Proposal 4 in order for Proposal 4 to pass.

Q. Are there other matters to be voted on at the meeting?

A.     We do not know of any matters that may come before the meeting other than the election of three Class III directors, the adoption of the 2012 Equity and Cash Incentive Plan, the ratification of the selection of our independent registered public accounting firm and the advisory vote on our executive compensation. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?

A.     We expect to report the voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the conclusion of the annual meeting.

Q. What are the costs of soliciting these proxies?

A.     We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile or in person, without additional compensation. In addition, we have retained Alliance Advisors, L.L.C. to solicit proxies by mail, courier, telephone and facsimile and to request brokers, custodians and fiduciaries to forward proxy soliciting materials to the owners of the stock held in their names. For these services, we will pay a fee of $6,500 plus expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Delivery of Documents to Security Holders Sharing an Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in your household, unless we have received contrary instructions. We will promptly deliver a separate copy of either document to you if you request it by writing to or calling us at the following address or telephone number: 1301 McKinney Street, Suite 1800, Houston, Texas 77010, Attention: Investor Relations; (713) 651-4300. If you want to receive separate copies of our Proxy Statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stock Ownership of Certain Beneficial Owners and Management

This section provides information about the beneficial ownership of our common stock by our directors and executive officers. The number of shares of our common stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The address for each person identified below is care of Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during fiscal year 2011, and each of our three other most highly compensated executive officers in fiscal year 2011 are referred to as the “Named Executive Officers” or “NEOs.”

Set forth below is certain information with respect to beneficial ownership of our common stock as of March 12, 2012 by each of our NEOs and each of our directors, as well as the directors and all executive officers as a group:

Name of Beneficial Owner	Number of Shares(1)	Percentage of Outstanding Shares(2)
Richard J. Alario (3)	1,521,724	1.01%
Lynn R. Coleman	46,081	*
Kevin P. Collins (4)	85,005	*
William D. Fertig (5)	117,919	*
W. Phillip Marcum (6)	155,005	*
Ralph S. Michael, III (7)	78,802	*
William F. Owens	25,304	*
Robert K. Reeves	46,785	*
J. Robinson West (8)	48,187	*
Arlene M. Yocum	46,081	*
Kim B. Clarke (9)	238,918	*
Kimberly R. Frye (10)	292,028	*
T. M. Whichard III (11)	366,796	*
Newton W. Wilson III (12)	636,863	*
Current Directors and Executive Officers as a group (21 persons, including the persons listed above) (13)	3,705,498	2.45%

*	Less than 1%
(1)

Includes all shares with respect to which each director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or the power to dispose or to direct the disposition of such shares. Includes shares that may be purchased under stock options that are exercisable currently or within 60 days after March 12, 2012.

(2)	An individual’s percentage ownership of common stock outstanding is based on 151,147,548 shares of our common stock outstanding as of March 12, 2012. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Includes 431,000 shares issuable upon the exercise of vested options. Also includes 515,469 shares of restricted stock that have not vested.

(4)	Includes 10,000 shares of common stock issuable upon the exercise of vested options.

(5)	Includes 10,000 shares of common stock issuable upon the exercise of vested options.

(6)	Includes 10,000 shares of common stock issuable upon the exercise of vested options.

(7)	Includes 2,000 shares held jointly with Mr. Michael’s spouse.

(8)	Includes 10,000 shares of common stock issuable upon the exercise of vested options.

(9)	Includes 124,050 shares of restricted stock that have not vested.

(10)	Includes 76,825 shares of common stock issuable upon the exercise of vested options. Also includes 106,751 shares of restricted stock that have not vested.

(11)	Includes 228,202 shares of restricted stock that have not vested.

(12)	Includes 197,250 shares of common stock issuable upon the exercise of vested options. Also includes 209,162 shares of restricted stock that have not vested.

(13)	Includes 955,278 shares of common stock issuable upon the exercise of vested options. Also includes 1,183,634 shares of restricted stock that have not vested. Includes shares of Ike C. Smith, our former Vice President and Controller, who resigned as Vice President and Controller on March 20, 2012. Mr. Smith will continue to serve as a Vice President until April 13, 2012. Does not include shares of Mark A. Cox, our current Vice President and Controller, appointed on March 20, 2012.

The following table sets forth, as of March 12, 2012, certain information regarding the beneficial ownership of common stock by each person, other than our directors or executive officers, who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(1)
MHR Fund Management LLC(2) 40 West 57th Street, 24th Floor New York, NY 10019	17,474,343	11.56%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	8,786,771	5.81%

(1)	The percentage ownership of common stock outstanding is based on 151,147,548 shares of our common stock outstanding as of March 12, 2012.

(2)	As reported on Amendment No. 5 to Schedule 13G/A filed with the SEC on February 14, 2012 on behalf of MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D. relating to an aggregate amount of 17,474,343 shares held for the accounts of MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP.

(3)	As reported on Amendment No. 3 to Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. relating to the sole voting and disposition power over an aggregate amount of 8,786,771 shares held by BlackRock, Inc.

Stock Ownership Guidelines

We believe that the ownership of our stock by our executive officers and directors aligns their interests with that of our stockholders. Accordingly, the Board adopted stock ownership guidelines in August 2011 that require our CEO, Board members, and direct reports to our CEO and Chief Operating Officer to own shares of common stock at least equal in value to the following multiples of base salary or annual retainer (as applicable) by the later of December 2016 or at the end of five years of continuous service:

Title	Share Ownership Guideline
Chief Executive Officer	Six times annual base salary

Direct Reports of Chief Executive Officer and Chief Operating Officer	Three times annual base salary

Non-executive Board Member	Three times annual retainer

For purposes of calculating share ownership levels required by these guidelines, we do not include unvested restricted stock for which the restrictions have not lapsed, unexercised stock options or jointly-held stock. Share ownership levels are calculated at year-end using the 12-month volume weighted average price of the Company’s common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board has set the number of directors at ten. There are four Class I directors, three Class II directors and three Class III directors. At this year’s annual meeting, the terms of our Class III directors will expire. The Class III directors elected at this year’s annual meeting will serve three-year terms expiring at the annual meeting in 2015, until their successors are elected and qualified, or the earlier of their death, resignation or removal. The Class I and Class II directors will serve until the annual meetings of stockholders to be held in 2013 and 2014, respectively, until their respective successors are elected and qualified, or the earlier of their death, resignation or removal.

If you execute and return the enclosed proxy card, the proxies named therein will vote to elect as Class III directors Richard J. Alario, Ralph S. Michael, III and Arlene M. Yocum, unless you indicate on your proxy card that your shares should be voted against one or more of the nominees or abstain from voting in the election of one or more of the nominees. Our Corporate Governance and Nominating (“CGN”) Committee has recommended, and the Board has nominated, each of the nominees for election as Class III directors. Each of the nominees is currently a member of the Board and was previously elected to the Board at the annual meeting of stockholders held in 2009.

Each of the nominees has indicated his or her willingness to serve, if elected. However, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board.

There are no family relationships between or among any of our officers and our directors. Ralph S. Michael, III, a Class III director, serves on the advisory board of a firm that provided consulting services to us during 2011. Robert K. Reeves, a Class II director, is an executive officer of one of our customers. For additional information regarding these relationships, see the discussion below under the heading “Certain Relationships and Related Party Transactions” under “Corporate Governance.”

Previously, directors nominees were elected by a plurality vote in uncontested elections, meaning that the director nominees to receive the highest number of votes “for” election would be elected as directors. On February 22, 2012, the Board amended and restated our bylaws to provide for a relative majority voting standard in uncontested director elections. Under this standard, in order to be elected in an uncontested election, our bylaws now require that a director nominee must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. Under our Corporate Governance Guidelines, each director submits an irrevocable letter of resignation that the Board may accept if stockholders do not re-elect the director. If an incumbent director is not re-elected, our CGN Committee shall recommend to the Board the action to be taken with respect to such director’s resignation. The Board shall act on the CGN Committee’s recommendation, and publicly disclose its decision and the rationale behind its decision, within 90 days after the date the election results are certified.

Below are the names, ages and certain other information of each nominee for election as a Class III director and each other member of our Board, including information each director has given us about all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors exhibit high standards of integrity, honesty and ethical values. Information with respect to the number of shares of common stock beneficially owned by each director as of March 12, 2012 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees for Term Expiring in 2015 (Class III Directors)

Richard J. Alario, age 57, has been a member of the Board since May 2004. Mr. Alario joined Key as President and Chief Operating Officer effective January 1, 2004. On May 1, 2004, he was promoted to Chief Executive Officer and appointed to the Board. He was elected Chairman of the Board on August 25, 2004. Prior to joining Key, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from May 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently having served as its Executive Vice President. He currently serves as vice chairman, chairman elect, director and executive committee member of the National Ocean Industries Association. He is also a director of Kirby Corporation and serves on its Audit Committee. He is a member of the Louisiana State University Forever LSU Foundation, a member of the Petroleum Equipment Suppliers Association, and a member of the American Association of Drilling Engineers. Mr. Alario holds a BA from Louisiana State University. We believe Mr. Alario’s qualifications to serve on our Board include his extensive experience of over 30 years in the oilfield services business, including his service as Key’s President and Chief Executive Officer.

Ralph S. Michael, III, age 57, has been a member of the Board since March 2003. He has served as President and Chief Executive Officer of Fifth Third Bank, Cincinnati Region, since December 2010. Mr. Michael was President and Chief Operating Officer of the Ohio Casualty Insurance Company from July 2005 until its sale in August 2007. From 2004 through July 2005, Mr. Michael served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank. He also served as President of U.S. Bank Oregon from 2003 to 2005. From 2001 to 2002, he served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing. He is a director of AK Steel Corporation; FBR & Co.; Arlington Asset Investment Corporation; Cincinnati Bengals, Inc.; and Xavier University. Previously, he served as a director for Integrated Alarm Services Group, Inc. from 2003 to 2007, and for Ohio Casualty Corporation from 2002 to 2005. He holds a BA from Stanford University and an MBA from the Graduate School of Management of the University of California Los Angeles. We believe Mr. Michael’s qualifications to serve on our Board include the broad business and finance background obtained through his more than 30 years experience working in financial services, much of which has been in executive management positions, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees, all of which have designated him as an “audit committee financial expert.”

Arlene M. Yocum, age 54, has been a member of the Board since October 2007. Ms. Yocum has been Executive Vice President, Managing Executive of Client Service and Distribution for PNC’s Asset Management Group since 2003. Prior to that, she served as an Executive Vice President of PNC’s Institutional Investment Group from 2000 to 2003. Ms. Yocum was a director of Protection One, Inc until 2010. She holds a JD from Villanova School of Law and a BA from Dickinson College. We believe Ms. Yocum’s qualifications to serve on our Board include her extensive business experience, including her investment and finance expertise and her designation as an “audit committee financial expert,” as well as her knowledge of legal matters being a trained attorney.

Directors Whose Term Expires in 2014 (Class II Directors)

William D. Fertig, age 55, has been a member of the Board since April 2000. He has been Co-Chairman and Chief Investment Officer of Context Capital Management, an investment advisory firm, since 2002. He serves as trustee for ProFunds and ProShares. From 1990 through April 2002, Mr. Fertig was a Principal and a Senior Managing Director of McMahan Securities, a broker dealer firm specializing in convertible securities, high-yield and derivative securities. Mr. Fertig previously served in various senior capacities at Drexel Burnham Lambert and Credit Suisse First Boston from 1980 through 1990. He holds a BS from Allegheny College and an MBA from the Stern Business School of New York University. We believe Mr. Fertig’s qualifications to serve on our Board include his investment and market expertise.

Robert K. Reeves, age 54, has been a member of the Board since October 2007. He is Senior Vice President, General Counsel and Chief Administrative Officer of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company. From 2004 to February 2007, Mr. Reeves served as Senior Vice President, Corporate Affairs & Law and Chief Governance Officer of Anadarko. Prior to joining Anadarko, he served as Executive Vice President, Administration and General Counsel of North Sea New Ventures from 2003 to 2004, and as Executive Vice President, General Counsel and Secretary of Ocean Energy, Inc. and its predecessor companies from 1997 to 2003, both energy exploration and production companies. Since 2008, Mr. Reeves has served as a director of Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Partners, LP. He holds a BA and JD from Louisiana State University. We believe Mr. Reeves’ qualifications to serve on our Board include his experience in both legal and business matters as well as his upstream exploration and production experience.

J. Robinson West, age 65, has been a member of the Board since November 2001. He is the founder and CEO, and since 1984 has served as Chairman, of PFC Energy, strategic advisers to international oil and gas companies, national oil companies, and petroleum ministries. Previously, Mr. West served as U.S. Assistant Secretary of the Interior with responsibility for offshore oil leasing policy from 1981 through 1983. He was Deputy Assistant Secretary of Defense for International Economic Affairs from 1976 through 1977 and a member of the White House Staff from 1974 through 1976. He is currently a member of the Council on Foreign Relations and the National Petroleum Council, and serves as Chairman of the Board of the United States Institute of Peace. Mr. West is also a director of Magellan Petroleum Corporation and Stewart & Stevenson LLC. He holds a BA from the University of North Carolina at Chapel Hill and a JD from Temple University Law School. We believe Mr. West’s qualifications to serve on our Board include his extensive industry knowledge as well as his knowledge of legal matters being a trained attorney.

Directors Whose Term Expires in 2013 (Class I Directors)

Lynn R. Coleman, age 72, has been a member of the Board since October 2007. As a partner in the firm of Skadden, Arps, Slate, Meagher and Flom LLP, Mr. Coleman founded and led the firm’s energy practice for 20 years. He retired from the Skadden partnership in 2007. Prior to joining Skadden, Mr. Coleman served as the General Counsel of the U.S. Department of Energy and later as Deputy Secretary. From March 2008 through April 2010, Mr. Coleman served on the Supervisory Board of Lyondell Basell Industries, a large chemical company with operations in the U.S. and internationally. In May 2008, he also was appointed to the board of directors (non-executive Chair) of Total Holdings USA, Inc., a U.S. subsidiary of a large international oil company. In June 2010, Mr. Coleman was appointed to the board of directors of Defense Group Inc., a privately-owned corporation involved in defense and national security contracts, headquartered in Washington, D.C. In 2007 and 2008, he was a lecturer at the University of Virginia School of Law, offering a seminar on energy and environmental law. He has also been appointed adjunct professor at the University of Texas School of Law offering a similar seminar. He holds an LLB degree from the University of Texas and a BA from Abilene Christian College. We believe Mr. Coleman’s qualifications to serve on our Board include his extensive experience practicing law in the energy industry, including his 20 years as a senior partner and leader of the energy practice at a prominent global law firm. He has wide ranging experience with energy transactions, litigation, government policy and regulation, in the U.S. and other countries. He has also served as managing partner and in similar management positions over other large groups of attorneys. His responsibilities included decisions concerning strategic planning, hiring, partnership advancement, attorney evaluations, direction of work of other attorneys and management of client relationships.

Kevin P. Collins, age 61, has been a member of the Board since March 1996. He has been Managing Member of The Old Hill Company LLC since 1997, a company he founded that provides corporate finance and management consulting services. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into Key. Mr. Collins is also a director of PowerSecure International, Inc., Antioch Company LLC and Applied Natural Gas Fuels, Inc. He holds BS and MBA degrees from the

University of Minnesota. Mr. Collins is a CFA Charterholder. We believe Mr. Collins’ qualifications to serve on our Board include his extensive knowledge of Key and our industry, his analytical business background (he holds an MBA and is a Chartered Financial Analyst), his experience working on strategic transactions, as well as his lending and advisory experience with large financial institutions and his extensive experience serving on boards of directors, including his service on our and other companies’ audit committees.

W. Phillip Marcum, age 68, has been a member of the Board since March 1996. He was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into Key. From October 1995 until March 1996, Mr. Marcum was the non-executive Chairman of the Board of WellTech. Previously, from January 1991 until April 2007, when he retired, he was Chairman of the Board, President and Chief Executive Officer of PowerSecure International, Inc. (formerly known as Metretek Technologies, Inc., and prior to that, known as Marcum Natural Gas Services, Inc.). Mr. Marcum also serves as Chairman of the Board of ADA-ES, a Denver, Colorado based company, and Chairman of the Board of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.), a West Lake Village, California based company. Mr. Marcum has recently been elected to the Board of Directors of Recovery Energy, Inc., a Denver, Colorado based exploration and production company. He is presently a principal in MG Advisors, LLC. He holds a BBA from Texas Tech University. We believe Mr. Marcum’s qualifications to serve on our Board include his experience serving on other public companies’ boards of directors and his extensive business knowledge working with other public companies in the energy industry, including his founding and running of Marcum Natural Gas Services, Inc., which has since grown into a public company known as PowerSecure International, Inc.

William F. Owens, age 61, has been a member of the Board since January 2007. He served as Governor of Colorado from 1999 to 2007, as Colorado State Treasurer from 1995 to 1999, and, prior to that, as a Colorado State legislator. Before his public service, Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche, LLP) and served as Executive Director of the Colorado Petroleum Association, which represented more than 400 energy firms doing business in the Rocky Mountains region. Currently, he is a Managing Director of Renew Strategies LLC, a Denver-based land and water development firm. He is also currently a Senior Advisor for PCL Construction Enterprises, Inc. Mr. Owens serves on the boards of Cloud Peak Energy Inc., Federal Signal Corporation, Bill Barrett Corporation, and FESCO Transport Group (a Russian listed company which owns and operates ports, railroads and container ships). Previously, from 2007 through 2009, he served on the board of Highlands Acquisition Corp., and from 2009 through 2011, he served on the board of Keating Capital, Inc. Mr. Owens holds a masters degree in Public Affairs from the University of Texas at Austin and earned his BS at Stephen F. Austin State University. He is also a Senior Fellow at the University of Denver’s Institute for Public Policy Studies. We believe Mr. Owens’ qualifications to serve on our Board include his wide-ranging background and experience in business, public policy, management and energy.

Board Recommendation

The Board of Directors believes that approval of the election of Richard J. Alario, Ralph S. Michael, III and Arlene M. Yocum to serve as Class III directors is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR each of the nominees.

CORPORATE GOVERNANCE

General

This section describes the principal corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, committee charters and codes of business conduct described below are available on our website at www.keyenergy.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010. Our Board strongly believes that good corporate governance is important to ensure that Key is managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualifications and responsibilities, Board committee responsibilities, policy regarding holdover directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, and Board and committee performance evaluations. The CGN Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines and recommending proposed changes to the Board, as appropriate. The Corporate Governance Guidelines are posted on our website at www.keyenergy.com. We will provide these guidelines in print, free of charge, to stockholders who request them.

Director Independence

Under applicable rules of the New York Stock Exchange, or NYSE, a director will only qualify as “independent” if our Board affirmatively determines that he or she has no direct or indirect material relationship with Key. In addition, all members of the Audit Committee, Compensation Committee and CGN Committee are required to meet the applicable independence requirements set forth in the rules of the NYSE and the SEC.

The Board has determined that, except for Mr. Alario, who serves as our President and CEO, each of our current directors is independent within the meaning of the foregoing rules. Further, the Board considered Mr. Reeves’ position as an executive officer with one of our customers, Anadarko Petroleum Corporation, and determined that the relationship between Anadarko and Key does not affect Mr. Reeves’ independence. The Board also considered Mr. Michael’s role on the United States Advisory Board of Alexander Proudfoot, a practice of Management Consulting Company PLC, and determined that the relationship between Proudfoot and Key does not affect Mr. Michael’s independence. For additional information regarding these relationships, see the discussion below under the heading “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

We operate under a leadership structure in which our CEO also serves as Chairman of the Board. Our Board consists of Mr. Alario, the CEO and Chairman of the Board, and nine other directors. Our Corporate Governance Guidelines provide that, unless the Chairman of the Board is an independent director, the Board will select a Lead Director from among the independent directors to act as a liaison between the non-management directors and management, chair the executive sessions of non-management directors and consult with the Chairman of the Board on agendas for Board meetings and other matters. The Board has selected Mr. Michael as Lead Director. Our Corporate Governance Guidelines also provide that non-management directors will meet in executive session on a regular basis without management present.

As described further below under “Board Committees,” we have five standing committees—the Audit Committee, the Compensation Committee, the Equity Award Committee, the CGN Committee and the Executive Committee. Other than the Executive Committee and the Equity Award Committee, on which Mr. Alario serves, each of the Board committees consists solely of independent directors, and each committee has a separate chair.

We believe that we are well-served by this leadership structure, which is a configuration commonly utilized by other public companies in the United States. We have a single leader for Key who sets the tone and has primary responsibility for our operations. We believe this structure provides clear leadership, not only for Key, but for our Board. General oversight of the business operations is provided by experienced independent directors with an independent Lead Director and separate committee chairs. We believe that having a combined Chairman / CEO, independent chairs for each of our Board committees (other than the Equity Award Committee and the Executive Committee) and an independent Lead Director provides the right form of leadership for Key and our stockholders.

However, our Board believes that no single organizational model will provide the most effective leadership structure in all circumstances. Accordingly, the Board may periodically consider whether the offices of CEO and Chairman should continue to be combined and who should serve in such capacities, and it retains the authority to separate the positions of CEO and Chairman if it deems appropriate in the future.

Director Nomination Process

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our CGN Committee applies the criteria set forth in the guidelines contained in the Selection Process for New Director Candidates, which are available in the “Corporate Governance” section of our website, www.keyenergy.com. These criteria include the candidate’s integrity, business acumen, a commitment to understand our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The CGN Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Selection Process for New Director Candidates tasks the CGN Committee with recommending director candidates who will assist in achieving this mix of Board members having diverse professional backgrounds and a broad spectrum of knowledge, experience and capability. At least once a year, the CGN Committee reviews the size and structure of the Board and its committees, including recommendations on Board committee structure and responsibilities. In accordance with NYSE requirements, the CGN Committee also oversees an annual performance evaluation process for the Board, the Audit Committee, the Compensation Committee and the CGN Committee. In this process, anonymous responses from directors on a number of topics, including matters related to experience of Board and committee members, are discussed in executive sessions at Board and committee meetings. Although the effectiveness of the policy to consider diversity of director nominees has not been separately assessed, it is within the general subject matter covered in the CGN Committee’s annual assessment and review of Board and committee structure and responsibilities, as well as within the Board and committee annual performance evaluation process.

Any stockholder entitled to vote for the election of directors may propose candidates for consideration for nomination for election to the Board. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the CGN Committee or the Board, by following the procedures set forth under the heading “Stockholder Proposals for the 2013 Annual Meeting” below. Candidates nominated by stockholders in accordance with procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Board Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Key, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. In addition, as part of its charter, the Audit Committee regularly reviews and discusses with management, our internal auditors and our independent registered public accounting firm, Key’s policies relating to risk assessment and risk management. The Compensation Committee also specifically reviews and discusses risks that relate to compensation policies and practices. During 2012, we continued to engage in a comprehensive enterprise risk management process by evaluating our existing and emerging risk exposures and then implementing appropriate design plans to manage such risks. This process is reviewed with the Board on a quarterly basis.

Board Meetings and Attendance

The Board held seven meetings, either in person or by teleconference, during 2011. During that year, each of our directors attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our directors attended the 2011 annual meeting, and we expect substantially all of our directors to attend the 2012 annual meeting.

Board Committees

The Board has established five standing committees—Audit Committee, Compensation Committee, Equity Award Committee, CGN Committee and Executive Committee. Current copies of the charters of each of the Audit, Compensation and CGN Committees are posted on the “Corporate Governance” section of our website, www.keyenergy.com.

The Board has determined that all of the members of each of the Board’s standing committees, other than the Executive Committee and Equity Award Committee, are independent under the NYSE rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Audit Committee

The responsibilities of the Audit Committee include the following:

•	appointing, evaluating, approving the services provided by and the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•

reviewing with the internal auditors and our independent registered public accounting firm the overall scope and plans for audits, and reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•

reviewing and discussing with management and the independent registered public accounting firm our system of internal controls, financial and critical accounting practices and policies relating to risk assessment and risk management;

•	reviewing the effectiveness of our system for monitoring compliance with laws and regulations; and

•	preparing the Audit Committee report required by SEC rules (which is included under the heading “Report of the Audit Committee” below).

The current members of our Audit Committee are Messrs. Collins, Michael and Owens and Ms. Yocum. Ms. Yocum is the chair of the Audit Committee. All members of the Audit Committee meet the financial literacy standard required by the NYSE rules and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring that each public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Key’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls over financial reporting; and

•	an understanding of audit committee functions.

The Board has determined that Ms. Yocum and Mr. Michael satisfy the definition of “audit committee financial expert,” and designated each of Ms. Yocum and Mr. Michael as an “audit committee financial expert.”

The Audit Committee held thirteen meetings in 2011. In addition, members of the Audit Committee speak regularly with our independent registered public accounting firm and separately with the members of management to discuss any matters that the Audit Committee or these individuals believe should be discussed, including any significant issues or disagreements concerning our accounting practices or financial statements. For further information, see “Report of the Audit Committee” below.

The Audit Committee has the authority to retain legal, accounting or other experts that it determines to be necessary or appropriate to carry out its duties. We will provide the appropriate funding, as determined by the Audit Committee, for the payment of compensation to our independent registered public accounting firm and to any legal, accounting or other experts retained by the Audit Committee and for the payment of the Audit Committee’s ordinary administrative expenses necessary and appropriate for carrying out the duties of the Audit Committee.

The Audit Committee charter provides that no member of the Audit Committee shall simultaneously serve on the audit committees of more than three public companies (including our Audit Committee) unless the Board has determined that such simultaneous service would not impair his or her ability to effectively serve on our Audit Committee. Previously, Mr. Michael served on our Audit Committee and the audit committees of the following other three public companies: AK Steel Corporation; Arlington Asset Investment Corporation; and FBR & Co. The Board determined, prior to his becoming a member of FBR’s audit committee, that Mr. Michael’s simultaneous service on the audit committees of three other public companies would not impair his ability to effectively serve on our Audit Committee. Effective March 15, 2012, Mr. Michael resigned from FBR’s audit committee and currently serves on the audit committee of two other public companies.

The charter of our Audit Committee can be accessed on the “Corporate Governance” section of our website, www.keyenergy.com.

Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The responsibilities of the Compensation Committee include the following:

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO;

•

evaluating the CEO’s performance in light of corporate goals and objectives and, together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•	reviewing and approving the compensation of senior executive officers other than the CEO;

•	reviewing and approving any incentive-compensation plans or equity-based plans;

•

overseeing the activities of the individuals and committees responsible for administering incentive-compensation plans or equity-based plans, including the 401(k) plan, and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•

in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing Key’s policies on structuring compensation programs to preserve tax deductibility;

•

making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former senior executive officer or member of senior management of Key;

•	reviewing and recommending director compensation to the Board;

•

preparing an annual report of the Compensation Committee on executive compensation for inclusion in Key’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations; and

•	reviewing and approving the Compensation Disclosure and Analysis for inclusion in Key’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations.

The current members of the Compensation Committee are Messrs. Fertig, Marcum, Reeves and West, all of whom are independent, non-management members of the Board. Mr. Reeves is the chair of the Compensation Committee. No Compensation Committee member participates in any of our employee compensation programs other than the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan, and prior grants under the Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan and the Key Energy Group, Inc. 1997 Incentive Plan. The Compensation Committee held five meetings in 2011.

The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate in order to carry out its responsibilities, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority is vested solely in the Compensation Committee.

The charter of our Compensation Committee can be accessed on the “Corporate Governance” section of our website, www.keyenergy.com.

Equity Award Committee

Mr. Alario is the chair and sole member of the Equity Award Committee. Subject to certain exceptions and limitations, the Compensation Committee has delegated to the Equity Award Committee the ability to grant equity awards under our equity incentive plans to those employees who are not executive officers, usually in connection with new hires and promotions. During 2011, the Compensation Committee authorized the Equity Award Committee to make grants up to an aggregate of 150,000 stock options and/or shares of restricted stock to eligible employees under the annual approval authority for twelve months starting on January 27, 2011, but no more than 20,000 per grant or in the aggregate to any single employee during a twelve-month period. For 2012, the Compensation Committee reset this authority for a twelve-month period starting on January 16, 2012. In addition, on that same date, the Compensation Committee approved restricted stock and performance unit grants to non-executive officer employees up to an aggregate amount, and authorized the Equity Award Committee to determine the individual grant amounts to each employee in its reasonable discretion in consultation with management. Reports of equity grants made by the Equity Award Committee are included in the materials presented at the Compensation Committee’s regularly scheduled meetings.

Corporate Governance and Nominating Committee

The responsibilities of the CGN Committee include the following:

•	identify and recommend individuals to the Board for nomination as members of the Board and its committees, consistent with criteria approved by the Board;

•	develop and recommend to the Board corporate governance guidelines applicable to Key; and

•	oversee the evaluation of the Board and management of Key.

The CGN Committee consists entirely of independent directors, as that term is defined by applicable NYSE rules. The current members of the CGN Committee are Messrs. Fertig, Coleman, Marcum and West. Mr. Fertig is the chair of the CGN Committee. The CGN Committee held five meetings in 2011.

The CGN Committee has the authority and funding to retain counsel and other experts or consultants, including the sole authority to select, retain and terminate any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The charter of our CGN Committee can be accessed on the “Corporate Governance” section of our website, www.keyenergy.com.

Executive Committee

The Executive Committee’s membership consists of the CEO and Chairman of the Board, the Lead Director and the chair of each of the Audit Committee, Compensation Committee and CGN Committee. The Executive Committee only acts in place of the Board in situations where it may be impracticable to assemble the full Board to consider a matter on a timely basis. Any action by the Executive Committee will be promptly reported to the full Board. Currently, Messrs. Alario, Fertig, Michael and Reeves and Ms. Yocum serve on the Executive Committee. The Executive Committee held no meetings in 2011.

Code of Business Conduct and Code of Business Conduct for Members of the Board of Directors

Our Code of Business Conduct applies to all of our employees, including our CEO, CFO and senior financial and accounting officers. In addition, we have a Code of Business Conduct for Members of the Board of Directors. Among other matters, the Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors establish policies to deter wrongdoing and to promote both honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting of violations of the Code of Business Conduct. We also have an Ethics Committee, composed of members of management, which administers our ethics and compliance program with respect to our employees. In addition, we provide an ethics line for reporting any violations on a confidential basis. Copies of our Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors are available on our website at www.keyenergy.com. We will post on our website all waivers to or amendments of our Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors that are required to be disclosed by applicable law and the NYSE listing standards.

Report of the Audit Committee

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2011 and has discussed these financial statements with the Company’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Grant Thornton LLP, the Company’s independent registered public accounting firm, various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has discussed with the independent registered public accounting firm their independence from Key.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee of the Board of Directors

Arlene M. Yocum, Chair

Kevin P. Collins

Ralph S. Michael, III

William F. Owens

Executive Officers

Below are the names, ages and certain other information on each of our executive officers, other than Mr. Alario, whose information is provided above.

Newton W. “Trey” Wilson III, age 61, Executive Vice President and Chief Operating Officer. Mr. Wilson was appointed Executive Vice President and Chief Operating Officer on June 25, 2008. He joined Key as Senior Vice President and General Counsel on January 24, 2005 and was later appointed Secretary effective January 24, 2005. Previously, Mr. Wilson served as Senior Vice President, General Counsel and Secretary of Forest Oil Corporation, an oil and gas exploration company which he joined in November 2000. Prior to joining Forest Oil, Mr. Wilson was a consultant to the oil industry as well as an executive for two oil and gas companies, Union Texas Petroleum and Transco Energy Company. He also serves as a director for OOO Geostream Services Group and AlMansoori-Key Energy Services, LLC, both international oilfield services joint venture entities of Key based in the Russian Federation and the United Arab Emirates, respectively. Mr. Wilson received a BBA from Southern Methodist University and a JD from the University of Texas.

T. M. “Trey” Whichard III, age 53, Senior Vice President and Chief Financial Officer. Mr. Whichard joined Key as its Senior Vice President and Chief Financial Officer on March 26, 2009. Mr. Whichard was retired prior to joining Key. Prior to his retirement in early 2006, he was Vice President and Chief Financial Officer for BJ Services Company. Mr. Whichard served in various financial capacities at BJ Services from 1989 until his retirement in 2006, including Vice President, Treasurer and Tax Director. He received a BBA in Accounting from Sam Houston State University.

Kim B. Clarke, age 56, Senior Vice President, Administration and Chief People Officer. Ms. Clarke joined Key on November 22, 2004 as Vice President and Chief People Officer. She was elected as an executive officer in January 2005 and, since January 1, 2006, she has served as our Senior Vice President and Chief People Officer (as of March 25, 2009, her title was changed to Senior Vice President, Administration and Chief People Officer). Her responsibilities include Human Resources, Health, Safety and Environmental, Continuous Improvement, Operational Administration and Information Technology. Previously, from 1999 to 2004, Ms. Clarke served as Vice President of Human Resources for GC Services, a teleservicing and collection services company. Prior to that, she served in a number of senior level human resource roles for Browning Ferris Industries (BFI), a waste management company, from 1988 to 1997 and as BFI’s Vice President Human Resources from 1997 to 1999. Ms. Clarke’s 30 years of work experience also includes industry experience with Baker Service Tools and National Oilwell. Ms. Clarke holds a BS degree from the University of Houston.

Kimberly R. Frye, age 43, Senior Vice President, General Counsel and Secretary. Ms. Frye joined Key in October 2002 as Associate General Counsel and was promoted to her current position as Senior Vice President, General Counsel and Secretary in July 2008. Prior to joining Key, Ms. Frye was an attorney with Porter & Hedges, L.L.P. where her practice focused principally on corporate and securities law. Prior to attending law school, Ms. Frye worked as a federal bank examiner for the Federal Deposit Insurance Corporation. Ms. Frye received her BS in Corporate Finance and Investment Management from the University of Alabama in 1991 and her JD from the University of Houston in 1997.

J. Marshall Dodson, age 41, Vice President and Treasurer. Mr. Dodson joined Key as Vice President and Chief Accounting Officer on August 22, 2005 and served in that capacity until being appointed Vice President and Treasurer on June 8, 2009. From February 6, 2009 until Mr. Whichard’s election as Key’s new Chief Financial Officer on March 26, 2009, Mr. Dodson served in the additional capacity as interim principal financial officer. Prior to joining Key, Mr. Dodson served in various capacities at Dynegy, Inc., an electric energy production and services company, from 2002 to August 2005, most recently serving as Managing Director and Controller, Dynegy Generation since 2003. Mr. Dodson started his career with Arthur Andersen LLP in Houston, Texas in 1993, serving most recently as a senior manager prior to joining Dynegy, Inc. He also currently serves as a director of OOO Geostream Services Group, an oilfield services company in the Russian Federation in which Key holds a 50% interest. Mr. Dodson received a BBA from the University of Texas at Austin in 1993.

Don D. Weinheimer, age 53, Senior Vice President, Strategy, Markets and Technology. Mr. Weinheimer joined Key on October 2, 2006 as Senior Vice President of Business Development, Technology and Strategic Planning. On October 1, 2008, his role and title changed to Senior Vice President of Product Development, Strategic Planning and Quality, on November 1, 2009, he was promoted to Senior Vice President, Production Services, and in August 2010 his role changed to Senior Vice President, Strategy, Marketplace Development and Technology. He currently serves as Senior Vice President, Strategy, Markets and Technology effective February 2, 2011. Prior to joining Key, Mr. Weinheimer was with Halliburton Company, a global energy services company, serving as Vice President of Technology Globalization within its Energy Services Group from July 2006 to October 2006 and as Vice President of Innovation and Marketing in its Production Optimization Division from July 2004 to June 2006. Prior to that, Mr. Weinheimer served in various capacities within Halliburton and divisions of Halliburton since 1981. Mr. Weinheimer has over 28 years of industry experience, including international operational and business development experience in both the Middle East and Algeria. Mr. Weinheimer also currently serves as a director of OOO Geostream Services Group and AlMansoori-Key Energy Services, LLC, both international oilfield services joint venture entities of Key based in the Russian Federation and the United Arab Emirates, respectively. Mr. Weinheimer earned his BS degree in Agricultural Engineering from Texas A&M University.

Dennis C. Douglas, age 58, Senior Vice President, Fluid Management Services. Mr. Douglas joined Key as Operations Manager for the L.A. Basin in California in February 1997 in connection with Key’s acquisition of Dawson Production Services, Inc. He was promoted to Sales Manager for Key’s California Division in May 1998 and served in that capacity until he was promoted to Division Manager for California in October 2000. In June 2008, he was promoted to Group Vice President of Key’s Western Division until his promotion to Senior Vice President of Key’s U.S. Marketplace in October 2008. Mr. Douglas served in that capacity until he was promoted to Senior Vice President, Fluid Management Services on November 1, 2009. Prior to joining Key, Mr. Douglas worked during 1997 at Dawson Production Services, Inc. as Operations Manager. From 1993 to 1997, he worked at Nabors Well Service as Rig Supervisor. Prior to that, Mr. Douglas managed Homco’s rental and fishing tool division in California from 1989 until Homco merged with Weatherford International in 1993.

Guillermo A. Capacho, age 50, Senior Vice President, International Operations and Technology. Mr. Capacho joined Key as Vice President, International Operations, Western Hemisphere in January 2010. Mr. Capacho’s role changed to Senior Vice President, International Operations in August of 2010, and on January 27, 2011, his position changed to Senior Vice President, International. He currently serves as Senior Vice President, International Operations and Technology effective March 15, 2011. Mr. Capacho brings over 24 years of industry experience and international operations knowledge, working previously with Halliburton where he held a variety of positions, most recent positions such as: Senior Global Business Development and Commercialization Manager, Global Drilling Technology Manager, Country Vice President for Halliburton of Mexico, Regional Operations Manager for Latin America and Business Development Manager for Latin America in multiple product service lines, like Directional Drilling, Wireline and Perforating, and Security Drilling Bits. Mr. Capacho received a BA in Petroleum Engineering from University Industrial of Santander Colombia and a MBA from PLEP Halliburton/Texas A&M, College Station/Houston, TX.

Mark A. Cox, age 52, Vice President and Controller. Mr. Cox was appointed as Vice President and Controller on March 20, 2012, and serves as principal accounting officer. Mr. Cox joined Key as Vice President, Tax in October 2009. Prior to joining Key, he served from December 2008 to September 2009 as Chief Financial Officer for Recon International, a privately-held company providing construction services to Western military and private organizations in Afghanistan, the Middle East and North Africa. From August 1990 through November 2008, Mr. Cox held a variety of positions with BJ Services Company, including Director of Tax, Middle East Region Controller and Assistant Corporate Controller. He also worked in the tax practice of Arthur Andersen LLP from 1986 to 1990. Mr. Cox is a CPA and received a Bachelor of Accountancy degree from Houston Baptist University in 1986.

Jeffrey S. Skelly, age 54, Senior Vice President, Rig Services. Mr. Skelly joined Key as its Senior Vice President, Rig Services effective on June 21, 2010. Mr. Skelly’s previous role was that of Chief Operating Officer at GEODynamics, a technology company focused on perforating systems and solutions, from November 2007 to January 2010. Previously he was President for Expro Group’s Western Hemisphere Operations from January 2005 to June 2007. Jeff has also served in several roles at Halliburton including Global Manufacturing Operations Manager, Global Product Manager for Logging and Perforating, and Regional Manager of Wireline and Testing for the Middle East. Jeff began his career in the oil and gas services business after earning a B.S. Degrees in Civil Engineering and Ocean Engineering from Florida Institute of Technology. After college, he joined Schlumberger and held various positions at Schlumberger over the next 15 years including Field Engineer, Technical Manager, Field Service Manager, District Manager, Area Operations Manager, and Sales Manager.

Ike C. Smith, age 37, Vice President. Mr. Smith joined Key on January 2, 2008 and through January 2, 2009, he served as Vice President of Finance, Internal Controls. From January 2009 to June 2009, Mr. Smith served as Vice President of Audit Services, overseeing Key’s internal audit function. In June 2009, Mr. Smith became Vice President and Controller and served as Key’s principal accounting officer until submitting his resignation effective March 20, 2012. Mr. Smith will continue to serve as a Vice President in our accounting department until April 13, 2012. Before joining Key, he worked for Horizon Offshore, Inc., a marine construction company providing pipeline installation and platform assembly and salvage to the oil and gas industry, where he served as Corporate Controller from August 2004 through December 2007 and as SEC Reporting Manager from June 2002 through August 2004. He also worked at Arthur Andersen LLP from 1998 until 2002 in the assurance and business advisory practice. Mr. Smith is a CPA and received a BBA in Accounting from Sam Houston State University in 1998.

Patrick N. Williamson, age 50, Vice President, Fishing and Rental Services. Mr. Williamson was appointed Vice President of Fishing and Rental Services on June 5, 2010. Prior to joining Key, he served as the Global Productline Manager of Drilling Products for International Tubular Services, Aberdeen, Scotland. During his tenure, he assisted in the design and commercialization of a Single Trip Casing Exit System, currently being utilized in the global drilling market. In 2006, Mr. Williamson joined Smith International as the leader of the account management team, Houston, Texas. Prior to joining Smith International, he served for 24 years in various positions with Weatherford, International. During his tenure at Weatherford, Mr. Williamson received the BP Technical Achievement Award 1998 for the successful design and installation of a Multi-lateral System in Southern England, Wytch Farm. In March 2000, his team was granted a U.S. patent for a component designed to be used in the implementation of Multi-laterals systems. In his remaining years at Weatherford, Mr. Williamson served as the BP Account Manager for the North America Business Unit, providing leadership across multiple product lines.

Fees of Independent Registered Public Accounting Firm

Audit Fees

Effective December 1, 2006, Grant Thornton LLP was engaged as our independent registered public accounting firm. The following table sets forth the fees for the fiscal period to which the fees relate:

	2011(1)	2010(2)
Audit fees	$2,567,750	$2,404,304
Audit-related fees	—	$161,619
Tax fees	—	—
All other fees	—	—

Total	$2,567,750	$2,565,923

(1)	Includes fees of $35,991 for the 2011 statutory audit for our Argentina subsidiary and fees of $68,933 for the statutory 2011 audit of our Mexico subsidiaries.
(2)	Includes fees of $29,139 for the 2010 statutory audit for our Argentina subsidiary and fees of $65,650 for the statutory 2010 audit of our Mexico subsidiaries. The Audit-related fees of $161,619 represent the audits of the pressure pumping and wireline businesses sold in 2010.

Audit fees consist of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board. Fees are generally presented in the period to which they relate as opposed to the period in which they were billed. Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

Policy for Approval of Audit and Non-Audit Fees

The Audit Committee has an Audit and Non-Audit Services Pre-Approval Policy. The policy requires the Audit Committee to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee establishes the audit, audit-related, tax and all other services that have the approval of the Audit Committee. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee adopts a shorter period and so states. The Audit Committee will periodically review the list of pre-approved services and will add to or subtract from the list of pre-approved services from time to time. The Audit Committee will also establish annually pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to its chair the authority to pre-approve services, not previously pre-approved by the Audit Committee, that involve aggregate payments (with respect to each such service or group of related services) of $50,000 or less. The chair will report any such pre-approval to the Audit Committee at its next scheduled meeting.

The policy contains procedures for a determination by the CFO that proposed services are included within the list of services that have received pre-approval of the Audit Committee. Proposed services that require specific approval by the Audit Committee must be submitted jointly by the independent registered public accounting firm and the CFO and must include backup statements and documentation regarding the proposed services and whether the proposed services are consistent with SEC and NYSE rules on auditor independence.

Certain Relationships and Related Party Transactions

We have an Affiliate Transaction Policy which requires advance review and approval of any proposed transactions (other than employee or director compensation) between Key and an affiliate of Key. For this purpose, affiliates include major stockholders, directors and executive officers and members of their immediate family (including in-laws), nominees for director, and affiliates of the foregoing persons, as determined in accordance with SEC rules. In determining whether to approve an affiliate transaction, the Board will use such processes it deems reasonable in light of the circumstances, such as the nature of the transaction and the affiliate involved, which may include an analysis of any auction process involved, an analysis of market comparables, use of an appraisal, obtaining an investment banking opinion or a review by independent counsel. The policy requires the Board to determine that, under all of the circumstances, the covered transaction is in, or not inconsistent with, the best interests of Key, and requires approval of covered transactions by a majority of the Board (excluding any interested directors). The Board, in its discretion, may delegate this authority to the CGN Committee or another committee comprised solely of independent directors, as appropriate.

In addition, we require on an annual basis that our directors and executive officers each complete a Directors and Officers Questionnaire to describe certain information and relationships (including those involving their immediate family members) that may be required to be disclosed in our Form 10-K, annual proxy statement and other filings with the SEC. Director nominees and newly appointed executive officers must complete the questionnaire at or before the time they are nominated or appointed. If a change occurs in certain information required to be disclosed in the questionnaire after it is completed, the director or executive officer must immediately report this to Key throughout the year, including changes in relationships between immediate family members and Key, compensation paid from third parties for services rendered to Key not otherwise disclosed, interests in certain transactions and facts that could affect director independence. Directors are required to disclose in the questionnaire, among other things, any transaction that the director or any immediate family member has entered into with Key or relationships that a director or an immediate family member has with Key, whether direct or indirect. This information is provided to our legal department for review and, if required, submitted to the Board for the process of determining independence.

Board Member Relationships with Other Companies

Mr. Reeves joined our Board in October 2007 and is currently an executive officer with Anadarko, one of our customers. During the fiscal year ended December 31, 2011, Anadarko purchased services from us for approximately $37.2 million, which is less than 1% of Anadarko’s revenue for 2011. This relationship was reviewed and approved under the Affiliate Transaction Policy. The Board does not consider this amount to be material, and the relationship between Anadarko and Key does not otherwise affect Mr. Reeves’ independence.

Mr. Michael joined our Board in March 2003 and currently provides advice regarding the banking and financial services industries to the United States Advisory Board of Proudfoot. Proudfoot provided advisory services to us during 2011 related to our strategic general and administrative cost restructuring initiative. During the fiscal year ended December 31, 2011, payments to Proudfoot were $4.1 million. This relationship was reviewed and approved under the Affiliate Transaction Policy. The Board does not consider this amount to be material, and determined that the relationship between Proudfoot and Key does not affect Mr. Michael’s independence. Mr. Michael does not act in any other capacity for Proudfoot, such as a principal, partner or employee.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following discussion addresses the compensation during 2011 of our named executive officers, or NEOs, who consist of the following:

•	Richard J. Alario, our President and Chief Executive Officer;

•	Newton W. Wilson III, our Executive Vice President and Chief Operating Officer;

•	T.M. Whichard III, our Senior Vice President and Chief Financial Officer;

•	Kim B. Clarke, our Senior Vice President, Administration and Chief People Officer; and

•	Kimberly R. Frye, our Senior Vice President, General Counsel and Secretary.

We believe that our compensation program is aligned with our philosophy that compensation should be competitive with the market, be driven by contribution to the company, and reward exceptional performance. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our company and our stockholders. As such, we believe that our program should:

•	be competitive, not only to attract highly qualified executives, but also to motivate and retain them;

•	reward executives for exceptional individual and organizational performance in support of our business strategy; and

•

align executives’ interests with those of our stockholders by structuring executive pay that is in the form of both annual incentive awards that are paid, if at all, based on company performance, and, in the case of longer term incentive awards, tied to increases in the company’s stock price.

We view our employees as an “investment” for the future, and not just an “expense” of our company. We invest in our people for the future opportunity to deliver more value to our stockholders and customers.

Our Compensation Discussion and Analysis will discuss in greater detail our compensation policies and practices, each element of compensation and the relevant basis for each. We believe that our compensation programs, policies and practices, disclosed in this report and in the tables that follow, demonstrate that our compensation philosophy and programs achieve our compensation goals, and that the total mix of compensation provided to our named executive officers is consistent with a philosophy of motivation and reward for achieving long-term stockholder value.

Oversight of Executive Compensation Program

As described above under “Corporate Governance—Board Committees—Compensation Committee,” the Compensation Committee of our Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee has the sole authority to engage independent compensation consultants, who report directly to the committee, to advise and consult on compensation issues.

Compensation Consultant

Longnecker & Associates has served as the Compensation Committee’s independent compensation consultant to advise it on all matters related to the senior executives’ compensation since May 2007. Longnecker assists the Compensation Committee by providing comparative market data for senior executives on compensation practices and programs based on an analysis of peer competitors. Longnecker also provides guidance on industry best practices. This information assists us in developing and implementing compensation programs generally competitive with those of other companies in our industry and other companies with which we generally compete for executive talent.

The Compensation Committee reviews salary ranges for all senior executive positions annually. The most recent senior executive compensation analysis was provided by Longnecker in January 2012. The review included total compensation for executives, including base salary, targeted total cash and actual total cash, long-term incentives, and targeted and actual total direct compensation. The review also assessed the competitiveness of each executive’s compensation as compared to a specific peer group and other pertinent published surveys. Specifically, Longnecker evaluated the total direct compensation of the senior executives, assessed the competitiveness of our executive compensation and analyzed other factors such as cost of management, pay versus total stockholder return performance, mix of pay, peer annual incentive targets and mix of peer long-term incentive awards.

The benchmarks used for the executive compensation comparisons included companies in our industry with similar revenue and companies that we considered to be competing for the same level of executive talent. The following companies fit one or both of those categories and were used in our most recent peer group analysis:

Baker Hughes Incorporated	Patterson-UTI Energy, Inc.

Basic Energy Services, Inc.	Pride International, Inc.

Complete Production Services, Inc.	RPC, Inc.

Helix Energy Solutions Group Inc.	Superior Well Services, Inc.

Noble Corporation	Transocean Ltd.

Oceaneering International, Inc.	Weatherford International Ltd.

Oil States International, Inc.

The recommendations of Longnecker, including the selection of the peer group, were reviewed with management and adjusted by the Compensation Committee as appropriate to provide the most relevant information to the Compensation Committee.

As a result of the changes within the companies that comprised last year’s peer group, the Compensation Committee approved the following eleven companies to use as the new peer group for future compensation comparative purposes, as well as for any performance based equity (see “Elements of Compensation—Long-Term Equity-Based Incentive Compensation—Performance Units” below):

Baker Hughes Incorporated	Patterson-UTI Energy, Inc.

Basic Energy Services, Inc.	RPC, Inc.

Exterran Holdings, Inc.	Superior Energy Services, Inc.

Helix Energy Solutions Group, Inc.	Weatherford International Ltd.

Noble Corporation

Oceaneering International, Inc.

Oil States International, Inc.

Longnecker also reviewed survey data as a reference point to compare the compensation of our executives to those of a broad range of companies. The following published surveys utilized by Longnecker were:

•	Economic Research Institute, 2012 ERI Executive Compensation Assessor;

•	Mercer, Inc., 2011 US Executive Compensation Survey;

•	Mercer, Inc. 2011 Energy Compensation Survey;

•	Towers Watson 2011/2012 Top Management Compensation;

•	Towers Watson, 2011 Oilfield Services Compensation Study; and

•	WorldatWork, 2011/2012 Total Salary Increase Budget Survey.

Based on its review of the compensation program, Longnecker recommended to the Compensation Committee that we (i) maintain the practice of aligning targeted total cash opportunity with the market median; (ii) maintain the use of restricted stock for the senior executive team in addition to awarding performance units to align executive and stockholder interests; and (iii) continue aligning base salaries of the executive team with the market midpoint and, going forward, that we provide an overall pool increase of 4.0% for base salaries to remain competitive with the market.

In May 2011, Longnecker conducted a formal review of Board compensation. The analysis indicated that Key should increase its fees paid to the Compensation Committee Chair and increase the value of its annual grant to all the members of the Board. As a result of the recommendations, we recommended that the Board increase the Compensation Committee chair’s annual cash fee to $12,500 and the annual equity grant to $175,000 for each non-management director. See “Director Compensation” below for additional information regarding director fees.

The benchmarks used for the Board compensation survey were the same companies used in the executive compensation review.

Advice and consulting for all other non-executive compensation is completed by third parties other than Longnecker.

Executive Compensation Risk Assessment

We do not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking. In fact, we believe that our program is designed with an appropriate balance of annual and long-term incentives. Factors considered in this analysis include the following:

•	performance incentives with both financial and operational metrics that are not completely based on arithmetic formulas, but also incorporate the exercise of negative discretion and judgment;

•	long-term incentives that are principally based on the retention and motivation of employees through a combination of long-term incentive vehicles;

•

use of different equity performance measures, including performance-based units, mitigating risk that our executive officers will take actions that are detrimental to or not in the best interest of our stockholders;

•	regularly benchmarking our current compensation practices, policies and pay levels with our peer group;

•

aligning with the market mid-point for targeted total direct compensation, such that management is aligned with stockholder interests while rewarding for exceptional performance in comparison with its peer group;

•	capping the maximum amounts that may be earned under our incentive compensation plans;

•	granting equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance; and

•	ensuring that our executive compensation programs are overseen by a committee of independent directors, who are advised by an external compensation consultant.

Role of Executives in Establishing Compensation

The Compensation Committee makes the final determination of all compensation paid to our NEOs and is involved in all compensation decisions affecting our chief executive officer. However, management also plays a role in the determination of executive compensation levels. The key members of management involved in the compensation process are the chief executive officer, the chief financial officer, the chief operating officer, the general counsel, and the administration and chief people officer. Management proposes certain corporate and executive performance objectives for executive management based on the following year’s financial business plan, which is approved by the Board each year. Management also participates in the discussion of peer companies to be used to benchmark NEO compensation, and recommends the overall funding level for cash bonuses and equity incentive awards. All management recommendations are reviewed by Longnecker, modified as necessary by the Compensation Committee, and approved by the Compensation Committee. The Compensation Committee meets regularly in executive session without management present.

Compensation Philosophy

In order to recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. The purpose of our compensation program is to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•	Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of Key;

•	Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Correlate a portion of management’s compensation to measurable performance, including specific financial and operating goals;

•	Evaluate and rate performance relative to the existing market conditions during the measurement period; and

•	Set compensation and incentive levels that reflect competitive market practices.

We want our executives to be motivated to achieve our short- and long-term goals, without sacrificing our financial and corporate integrity in trying to achieve those goals. While an executive’s overall compensation should be strongly influenced by the achievement of specific financial targets, we believe that an executive must be provided a degree of financial certainty and stability in his or her compensation. The design and operation of the compensation arrangements provide the executives with incentives to engage in business or other activities that would support the value of Key or its stockholders. One mechanism to achieve this arrangement is our stock ownership guidelines. See “Stock Ownership of Certain Beneficial Owners and Management—Stock Ownership Guidelines” above.

The principal components of our executive compensation program are base salary, cash incentive bonuses and long-term incentive awards in the form of equity, including performance-based equity. We blend these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders. To understand our compensation philosophy, it is important to note that we believe that compensation is not the only manner in which we attract people to Key. We strive to hire and retain talented people who are compatible with our corporate culture, committed to our core values, and who want to make a contribution to our mission. For additional information about employment agreements, see “Compensation of Executive Officers—Employment Agreements” below.

Use of Employment Agreements

We have entered into multi-year employment agreements with each of our named executive officers. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs.

Elements of Compensation

The total compensation and benefits program for our senior executives generally consists of the following components:

•	base salaries;

•	cash bonus incentive plan;

•	discretionary cash bonuses;

•	long-term equity-based incentive compensation;

•	retirement, health and welfare benefits;

•	perquisites; and

•	certain post-termination payments.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation and is reflected in his or her employment agreement. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including detailed organizational and competitive analyses performed by an independent consultant engaged by the Compensation Committee, and qualitative, including the Compensation Committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

In January 2011, the Compensation Committee increased Ms. Clarke’s and Ms. Frye’s base salaries by 19.7% and 9.1%, respectively. These increases were based on recommendations and market data presented by Longnecker to be more market competitive for incumbents of Ms. Clarke’s and Ms. Frye’s experience, performance and tenure, and to align their salaries with market competitive practices. None of the other NEOs received an increase in base salary during 2011.

In consultation with Longnecker and its compensation analysis for the current year, the Compensation Committee approved, effective January 2012, the following annual base salary increases for each NEO, which represent an average salary increase of 4.9% for the NEOs overall:

Name	Previous Annual Base Salaries (Effective as of December 31, 2011)	Increased Annual Base Salaries (Effective as of January 2012)
Richard J. Alario	$832,000	$865,000
Newton W. Wilson III	$450,000	$482,000
T.M. Whichard III	$375,000	$390,000
Kim B. Clarke	$330,000	$343,000
Kimberly R. Frye	$300,000	$318,000

Cash Bonus Incentive Plan

The cash bonus incentive plan provides variable cash compensation earned only when established performance goals are achieved. It is designed to reward the plan participants, including the NEOs, who have achieved certain corporate and executive performance objectives and have contributed to the achievement of certain objectives of Key. The cash bonus incentive plan is measured on an annual basis.

Under this cash compensation program, each executive has the opportunity to earn a cash incentive compensation bonus based on the achievement of pre-determined operating and financial performance measures and other performance objectives established by the Compensation Committee. The cash bonus incentive plan goals are as follows:

Cash Bonus Incentive Plan Measurements

PBT	The financial target is based on profit before taxes, or PBT. We calculate this financial target as net income before income taxes, amounts attributable to noncontrolling interests and the results of discontinued operations. We also exclude certain non-recurring gains, losses or costs, such that it is reflective of the operational income of the company.

Safety	This goal represents the improvement required, or desired result, in the Occupational Safety and Health Administration, or OSHA, recordable incident rate. OSHA recordable incident rates are determined by measuring the number of incidents, such as accidents or injuries, involving our employees. Incidents that are recorded include accidents or injuries potentially resulting in a fatality, an employee missing work, an employee having to switch to “light” duty work or an employee needing to have medical treatment.

Additional Individual Objectives	Individual performance goals are based on individual objectives for each NEO specific to his or her area of expertise and oversight, such as the implementation of a new corporate-wide initiative, system or policy. The Compensation Committee sets, to the extent it deems appropriate, the individual targets for the CEO. The individual objectives for all other NEOs are set by the CEO.

Our financial performance target and safety target are determined using the Company’s budget and operating plan, respectively, for the subsequent year for which the bonuses are being paid. The operating budget is approved by the Board each year. The Compensation Committee then establishes a threshold and a target percentage of financial performance for the period. The threshold level of financial performance must be met in order to fund the incentive program. If the financial performance falls short of the threshold, then no incentive bonuses are awarded under the program regardless of goal achievement under the other non-financial measures.

The cash bonus plan incentive also incorporates weightings with respect to each of the performance measurements. For the NEOs, the weightings are as follows:

Performance Measure Weighting
Participant	PBT	Safety	Individual
Richard J. Alario	60%	15%	25%
Newton W. Wilson III	60%	15%	25%
T.M. Whichard III	60%	15%	25%
Kim B. Clarke	60%	15%	25%
Kimberly R. Frye	60%	15%	25%

The weighting of the targets under the cash bonus incentive plan reflects the continued emphasis to align our overall financial performance with the incentive compensation of each of the executives and to further emphasize the value of safety to the company.

The bonus opportunity under the cash bonus incentive plan for employees at vice-president level and above is calculated as an absolute percentage of base salary, and the percentage achieved is multiplied by the respective weighting of the performance targets. For each NEO, the bonus opportunity as a percentage of base salary for 2011 was as follows:

Bonus Opportunity - 2011
Participant	Threshold	Target	Maximum
Richard J. Alario	50%	125%	300%
Newton W. Wilson III	35%	75%	190%
T.M. Whichard III	35%	75%	190%
Kim B. Clarke	35%	75%	190%
Kimberly R. Frye	35%	75%	190%

In connection with the review of the total cash compensation of the NEOs by Longnecker, the Compensation Committee revised the target bonus opportunities for each of Mr. Wilson and Mr. Whichard to 90% and 80%, respectively. Accordingly, the bonus opportunity for each of the NEOs for 2012 under the cash bonus incentive plan will be as follows:

Revised Bonus Opportunity - 2012
Participant	Threshold	Target	Maximum
Richard J. Alario	50%	125%	300%
Newton W. Wilson III	35%	90%	190%
T.M. Whichard III	35%	80%	190%
Kim B. Clarke	35%	75%	190%
Kimberly R. Frye	35%	75%	190%

An executive may receive an incremental bonus percentage once the financial performance threshold is achieved. For example, Mr. Alario would be entitled to a percentage of his salary between 50% and 124% depending on the level of PBT above threshold, but below target. At target financial performance, Mr. Alario would receive 125% of his salary. The same concept applies if we outperform target PBT. In that scenario, Mr. Alario would be entitled to a percentage of his salary between 126% and 300%, depending on the level above PBT target. The maximum payout for Mr. Alario would not exceed 300% (or 190% with respect to the other NEOs), even if the financial performance exceeds the PBT maximum target.

Financial performance, in turn, impacts all other measures. Therefore, each performance measure is factored depending on the level of financial performance. Factoring the payment to the financial performance achievement level is intended to further align financial performance and executive incentive compensation.

The Compensation Committee reviews all performance goals at the beginning of the period and authorizes payment following the end of the period. Under our incentive compensation program, the Compensation Committee has discretion to adjust targets, as well as individual awards, either positively or negatively.

2011 Cash Bonus Incentive Plan Results

In February 2012, the Compensation Committee approved cash bonuses payable to our officers and employees under the 2011 cash bonus incentive plan. In evaluating the bonuses for 2011, the Compensation Committee reviewed the Company’s performance versus the performance measurements established at the beginning of 2011 under the cash bonus incentive plan. Key outperformed and reached the maximum under the financial target of the 2011 cash bonus incentive plan. However, the safety component was not achieved, and therefore no credit was provided in the calculation of the bonus payment for safety performance.

In calculating the bonus payout under the 2011 cash bonus incentive plan, each of the NEOs received their maximum bonus opportunity for the financial target and individual goals that were achieved. Specifically, Mr. Alario received 300% of his PBT goal (or 300% multiplied by 60% of base salary), and 300% of his individual goals (or 300% multiplied by 25% of base salary). Each of the other NEOs received 190% of their PBT goal (or 190% multiplied by 60% of base salary) and 190% of their individual goals (or 190% multiplied by 25% of base salary). No bonus was paid on safety.

The following tables sets forth the amounts paid to each NEO under the 2011 cash bonus incentive plan and are reflected in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table under “Compensation of Executive Officers” below:

2011 PBT Financial Goal:
Name	Effective Annual Base Salary		Bonus Opportunity Achieved		PBT Weighting		PBT Financial Bonus Component
Richard J. Alario	$832,000	x	300%	x	60%	=	$1,497,600
Newton W. Wilson III	$450,000	x	190%	x	60%	=	$513,000
T.M. Whichard III	$375,000	x	190%	x	60%	=	$427,500
Kim B. Clarke	$330,000	x	190%	x	60%	=	$376,200
Kimberly R. Frye	$300,000	x	190%	x	60%	=	$342,000

2011 Safety Goal:
Name	Effective Base Salary		Bonus Opportunity Achieved		Safety Weighting		Safety Bonus Component
Richard J. Alario	$832,000	x	0%	x	15%	=	$—
Newton W. Wilson III	$450,000	x	0%	x	15%	=	$—
T.M. Whichard III	$375,000	x	0%	x	15%	=	$—
Kim B. Clarke	$330,000	x	0%	x	15%	=	$—
Kimberly R. Frye	$300,000	x	0%	x	15%	=	$—

2011 Individual Goals:
Name	Effective Base Salary		Bonus Opportunity Achieved		Individual Goal Weighting		Individual Goal Bonus Component
Richard J. Alario	$832,000	x	300%	x	25%	=	$624,000
Newton W. Wilson III	$450,000	x	190%	x	25%	=	$213,750
T.M. Whichard III	$375,000	x	190%	x	25%	=	$178,125
Kim B. Clarke	$330,000	x	190%	x	25%	=	$156,750
Kimberly R. Frye	$300,000	x	190%	x	25%	=	$142,500

Total 2011 Cash Incentive Bonus Payments:
Name	PBT Financial Bonus Component		Safety Bonus Component		Individual Goal Bonus Component		Total 2011 Bonus Paid
Richard J. Alario	$1,497,600	+	$—	+	$624,000	=	$2,121,600
Newton W. Wilson III	$513,000	+	$—	+	$213,750	=	$726,750
T.M. Whichard III	$427,500	+	$—	+	$178,125	=	$605,625
Kim B. Clarke	$376,200	+	$—	+	$156,750	=	$532,950
Kimberly R. Frye	$342,000	+	$—	+	$142,500	=	$484,500

2012 Cash Bonus Incentive Plan Targets

For the 2012 cash bonus incentive plan, the Compensation Committee has established the financial performance measurement and safety measurement using our 2012 budget and our 2012 operating plan, respectively. Our ability to attain the financial performance target is contingent on several factors beyond our control, including commodity prices, customers’ capital budgets and the global economy, and it includes a strong degree of “stretch” beyond projections with respect to our estimated activity levels. As such, while we believe that the financial performance measurement established by the Compensation Committee is achievable, it may be difficult to attain if our assumptions prove to be inaccurate. Safety targets are determined based on overall trending year-over-year relative to the level of activity. In years during which the trend is significantly affected by a volatile employment market, such as significant changes in workforce due to turnover or in order to meet increased activity levels (as was the case for 2011), establishing a practical target becomes somewhat more difficult. In this regard, the safety goals set for 2012 may be less achievable than in years during which the workforce has remained relatively more steady and consistent. Notwithstanding this difficulty, safety improvement is fundamental to the core values at Key and those of our customers, and, accordingly, we will continue to set performance goals that strive for an incident-free workplace. The Compensation Committee has also established the individual goals for the CEO, who has in turn established the individual goals for the other NEOs.

Discretionary Cash Bonuses

In addition to cash bonuses under the incentive plan discussed above, from time to time, the Compensation Committee may also approve the payment of discretionary cash bonuses to officers and other employees in recognition of an individual’s achievement beyond established targets. No discretionary bonuses were paid to any executive officer for fiscal year 2011.

Long-Term Equity-Based Incentive Compensation

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders and to retain our executives and employees over the long term. We want our executives to be focused on increasing stockholder value. In order to encourage and establish this focus on stockholder value, during 2011, we used the Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan (or the 2007 Plan) and the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan (or the 2009 Plan) as long-term vehicles to accomplish this goal.

To promote our long-term objectives, equity awards are made under both the 2009 Plan and the 2007 Plan to directors, executive officers and other employees who were in a position to make a significant contribution to our long-term success. The terms of the 2009 Plan and the 2007 Plan are substantially the same, and both provide that the Compensation Committee has the authority to grant participants different types of equity awards, including non-qualified and incentive stock options, common stock, restricted stock, restricted stock units, performance compensation awards and stock appreciate rights (or SARs). Because equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period. Since its adoption, only stock options and restricted stock have been granted under the 2007 Plan, and only restricted stock, restricted stock units and performance units have been granted under the 2009 Plan.

During 2011, we made long-term equity-based incentive awards to all of our executive officers of restricted shares and performance units. The aggregate amount of the restricted stock awards was intended to align the executives’ equity-based compensation between the 50th and 75th percentiles of the peer group with respect to this component of total compensation. The Compensation Committee used the following long-term incentive plan multipliers recommended by Longnecker for the 2011 restricted stock grants:

Participant	LTI Multiplier (to base salary)
Richard J. Alario	400%
Newton W. Wilson III	300%
T.M. Whichard III	300%
Kim B. Clarke	250%
Kimberly R. Frye	250%

The additional grant of performance units in 2010 (which covered two annual performance periods through February 29, 2012) was based on Longnecker’s recommendation for additional long-term incentive compensation, which strongly ties compensation to performance and stockholder return. For more information regarding these performance units, see “Performance Units—2010 Grant” below.

For this year’s annual long-term equity incentive grant, on January 16, 2012, the Compensation Committee approved grants consisting of an aggregate (i) 520,087 shares of restricted stock to our executive officers and 291,527 shares of restricted stock and restricted stock units to our other employees, and (ii) a target number of 130,022 performance units to our executive officers and a target number of 72,882 performance units to our other employees. For more information regarding these performance units, see “Performance Units—2012 Grant” below. These 2012 grants provided for an allocation of long-term incentive compensation consisting of 80% restricted stock and 20% performance units, using the following long-term incentive plan multipliers recommended by Longnecker:

Participant	LTI Multiplier (to base salary)
Richard J. Alario	450%
Newton W. Wilson III	350%
T.M. Whichard III	325%
Kim B. Clarke	275%
Kimberly R. Frye	250%

After giving effect to these 2012 grants, as of March 12, 2012, there remain 193,751 shares available under the 2009 Plan and 24,930 shares available under the 2007 Plan. In light of the number of shares remaining under these existing plans, we believe that it is crucial to adopt the proposed 2012 Equity and Cash Incentive Plan so that we can continue utilizing long-term equity-based incentive awards to promote and maintain alignment of compensation with long-term stockholder value. For further information regarding the proposed plan, see the discussion below under “Proposal 2—Adoption of the 2012 Equity and Cash Incentive Plan.”

The following types of awards are available for grant under the 2009 Plan and the 2007 Plan:

Restricted Stock. Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment. Typically the restricted stock we grant to our executives vests at a rate of one-third per year over a three-year term.

We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among other oilfield service companies with whom we compete for executive talent.

Performance Units—2010 Grant. In 2010, our Compensation Committee approved the creation of performance units under the 2009 Plan. Performance units provide a cash incentive award, the unit value of which is determined with reference to the value of our common stock. The performance units are measured based on two performance periods. One half of the performance units are measured based on a performance period consisting of the first year after the grant date, and the other half are measured based on a performance period consisting of the second year after the grant date. At the end of each performance period, subject to review and certification of results by our Compensation Committee (as administrator under the 2009 Plan), performance units subject to that performance period vest based on the relative placement of Key’s total stockholder return within a peer group of companies.

Total stockholder return is calculated with respect to each performance period, for Key and each other company in the peer group, based on the change in (i) the average closing price of common stock for the 30 trading days immediately preceding the grant date and (ii) the average closing price of common stock for the last 30 trading days before the end of the applicable performance period (adding to such amount, if any, dividends paid per share by any of the companies during the applicable performance period).

If any performance units vest for a completed performance period, the participant will be paid, within 60 days following the end of the performance period, a cash amount equal to the vested percentage of the performance units multiplied by the closing price of our common stock on the last trading day of that performance period (subject to a participant’s continuing employment through the payment date, except that payment will still be made in the case of a participant’s death or disability following the end of the performance period but prior to the payment date).

With respect to the performance units granted in 2010, the vesting schedule was as follows:

Key’s Placement Within Peer Group	Vested Percentage
Top one-third	100%
Middle one-third	50%
Bottom one-third	0%

The peer group for the units granted in 2010 consisted of Nabors Industries, Inc., Weatherford International Ltd., Basic Energy Services, Inc., Complete Production Services, Inc. and RPC, Inc. (Although some overlap exists, this peer group differs from the peer group used for comparative market data analyses in connection with setting compensation levels, which is discussed above under the heading “Compensation Consultant.” However, as discussed below, the peer group for the performance units granted in 2012 will be the same as the peer group used for compensation comparative purposes.)

With respect to the 2010 performance units, our total stockholder return in the first performance period did not place within the peer group necessary for any of the performance units subject to that performance period to vest. Our total stockholder return for the second performance period, however, did place us within the top one-third of the peer group, resulting in full vesting of the units subject to that performance period. In March 2012, the Compensation Committee reviewed and certified these results. In providing the certification, the Compensation Committee reviewed Key’s performance within with both the original five peer group companies and using Superior Energy Services instead of Complete Production Services (based on the recent acquisition of Complete by Superior). Under both approaches, Key fell in the top one-third of the peer group, triggering full vesting.

The following table shows the number of performance units granted in 2010 that vested with respect to the second performance period, and the related cash payments that were made to each NEO based on the number of units vested multiplied by the $17.06 closing price of our common stock on February 29, 2012 (the last trading day of that performance period):

Name	Performance Units	Performance Unit Cash Payments
Richard J. Alario	26,999	$460,603
Newton W. Wilson III	8,761	$149,463
T.M. Whichard III	7,301	$124,555
Kim B. Clarke	5,366	$91,544
Kimberly R. Frye	5,354	$91,339

Performance Units—2012 Grant. In January 2012, the Compensation Committee approved a grant of additional performance units under the 2009 Plan. The 2012 performance units are measured based on two performance periods from January 1, 2012 to December 31, 2012 and from January 1, 2013 to December 31, 2013. The peer group for the 2012 performance units consists of the revised group of eleven companies used for comparative market data analyses in connection with setting compensation levels, which is listed and discussed above under the heading “Compensation Consultant.”

For the 2012 grants, a “target” number of performance units were granted to participants, half of which are subject to the first performance period and half of which are subject to the second performance period. The number of performance units that may be earned by a participant is determined at the end of each performance period based on the relative placement of Key’s total stockholder return for that period within the peer group, as follows:

Company Placement In Proxy Peer Group for the Performance Period	Percentile Ranking In Proxy Peer Group	Performance Units Earned as a Percentage of Target
First	100%	200%
Second	91%	180%
Third	82%	160%
Fourth	73%	140%
Fifth	64%	120%
Sixth	55%	100%
Seventh	45%	75%
Eighth	36%	50%
Ninth	27%	25%
Tenth	18%	0%
Eleventh	9%	0%
Twelfth	0%	0%

If any performance units from the 2012 grants are earned based on the above criteria for one or both of the performance periods, then the participant will be paid, within 60 days following the end of the applicable performance period, a cash amount equal to the number of units earned multiplied by the closing price of our common stock on the last trading day of that performance period (subject to a participant’s continuing employment through the payment date, except that payment will still be made in the case of a participant’s death or disability following the end of the performance period but prior to the payment date).

The modifications, both to the peer group and the percentage of units that may be earned, are intended to reward extraordinary performance by the Company and should further provide for long-term incentives for executives to achieve a high level of performance tied to Key’s performance relative to industry peers under common external market conditions, while further strengthening the connection between executive and stockholder interests. We also believe they provide forfeitable long-term incentives that encourage executive retention.

Stock Options. Stock options represent rights to purchase shares of Key common stock at a set price at some date in the future, not to exceed ten years from the date of grant (except for incentive stock options granted to a stockholder holding 10% or more of our common stock, the term of which may not exceed five years from the grant date). Stock options are granted with an exercise price equal to the closing stock price on the date of the grant (except for incentive stock options granted to a stockholder holding 10% or more of our common stock, the exercise price for which may not be less than 110% of the fair market value on the date of grant).

We believe that awards of stock options provide a significant incentive for senior executives to remain employed and to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. Although no performance-vesting criteria are applied to our stock option awards, we believe that stock options represent a powerful performance incentive, as the options become valuable only to the extent that our stock price increases following the date of grant.

Stock Appreciation Rights. SARs entitle the recipient to receive the difference between the exercise price and the fair market value of a share of our common stock on the date of exercise, multiplied by the number of shares of common stock for which the SAR was exercised. The exercise price is equal to the closing stock price on the date of grant. The exercise price for a SAR may be settled in cash, shares of our common stock or a combination thereof.

We believe that SARs provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and that they strengthen the connection between executive and stockholder interests. We believe that SARs are a creative tool for helping us retain executive talent. Although no SARs have been granted under the 2009 Plan or the 2007 Plan, SARs granted under the Key Energy Group, Inc. 1997 Incentive Plan remain outstanding. Currently outstanding SARs were granted with three-year ratable vesting schedules and 10-year lives.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees. Under the terms of their employment agreements, the NEOs are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability.

In addition to the compensation described above, under the terms of his employment agreement, the CEO may also be paid reasonable fees for personal financial advisory counseling, accounting and related services, legal advisory or attorneys’ fees and income tax preparation and tax audit services. Additional perquisites paid for the CEO include automobile allowances, plus reimbursement for reasonable insurance and maintenance expenses, and club memberships. With respect to all NEOs, we pay all covered out-of-pocket medical and dental expenses not otherwise covered by insurance. The NEOs receive these reimbursements under the terms of, and subject to the limitations set forth in, our Executive Health Reimbursement Plan. Our costs associated with providing these benefits for NEOs in 2010 are reflected under “Compensation of Executive Officers—Perquisites” below.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute up to 100% of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also match 100% of each employee’s deferrals up to 4% of the individual’s eligible salary, subject to a cap of $245,000. Therefore, even if an employee earned more than $245,000 in eligible salary, our matching contribution could not exceed $9,800.

The cash amounts contributed under the 401(k) plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. For the year ended December 31, 2011, we made employer matching contributions to the 401(k) plan in the amount of $8,803,770.57.

Severance Payments/Change of Control

We have employment agreements in place with each of the NEOs providing for severance compensation for a period of up to three years if the executive’s employment is terminated for a variety of reasons, including a change of control of Key. We have provided more information about these benefits, along with estimates of the value under various circumstances, under the heading “Compensation of Executive Officers—Potential Payments upon Termination or Change of Control” below.

Our practice has been to structure control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits. Rather, benefits are paid only if the employment of the executive is terminated during a specified period after a change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing appropriate incentives to cooperate in negotiating any change of control. In addition, these agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change of control, and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change of control agreements, see “Compensation of Executive Officers—Potential Payments upon Termination or Change of Control” below.

Each of the executive officers is subject to noncompete and non-solicitation provisions pursuant to the terms of their employment agreements. See below under “Compensation of Executive Officers—Employment Agreements” for additional information about the NEOs’ employment agreements.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered by the Compensation Committee when adopting new or modifying existing compensation.

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m). However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. The Compensation Committee cannot guarantee that future executive compensation will be fully deductible under Section 162(m).

Accounting for Equity-Based Compensation

We account for equity-based compensation in accordance with the requirements of FASB ASC Topic 718, “Stock Compensation.”

Compensation of Executive Officers

Summary Compensation Table

The following table contains information about the compensation that our NEOs earned for fiscal years 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Richard J. Alario	2011	$832,000	—	$3,457,528	—	$2,121,600	$50,630	$6,461,758
Chief Executive Officer	2010	$776,000	—	$3,788,066	—	$1,000,000	$53,983	$5,618,049
	2009	$764,800	—	$1,599,776	—	—	$55,790	$2,420,366
Newton W. Wilson III	2011	$450,000	—	$1,402,542	—	$726,750	$26,862	$2,606,154
Chief Operating Officer	2010	$431,394	—	$1,507,709	—	$375,000	$15,036	$2,329,139
	2009	$422,740	—	$648,947	—	—	$10,460	$1,082,147
T. M. Whichard III	2011	$375,000	—	$1,168,790	—	$605,625	$4,164	$2,153,579
Chief Financial Officer	2010	$359,495	—	$1,256,422	—	$310,000	$414	$1,926,331
	2009	$262,861	—	$676,100	—	—	$207	$939,168
Kim B. Clarke	2011	$325,817	—	$857,119	—	$532,950	$25,732	$1,741,618
Administration and Chief People Officer	2010	$264,229	—	$880,669	—	$275,000	$15,567	$1,435,465
	2009	$258,929	—	$331,233	—	—	$8,672	$598,833
Kimberly R. Frye	2011	$298,077	—	$779,189	—	$484,500	$20,524	$1,582,290
General Counsel and Secretary	2010	$263,630	—	$820,510	—	$260,000	$22,470	$1,366,610
	2009	$259,399	—	$330,482	—	—	$4,981	$594,862

(1)	With the exception of not including the impact of an estimated forfeiture rate relating to service-based vesting conditions, each year includes the fair value dollar amounts with respect to restricted stock awards granted under the 2009 Plan and the 2007 Plan, calculated on the respective grant date of each such award in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the expense amounts included in this column are discussed in Note 20 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)

The amounts shown for 2010 include the fair market value as of the grant date of performance units awarded to each of the NEOs that year, adjusted for the probability at the time of grant that the performance units may not fully vest with respect to the relevant performance periods. The value of performance units was determined based on two performance periods. One half of the performance units were measured based on a performance period consisting of the first year after the grant date, and the other half are measured based on a performance period consisting of the second year after the grant date. At the end of each period, 100%, 50%, or 0% of an individual’s performance units for that period could vest, based on the relative placement of our total stockholder return within a peer group consisting of five other companies. If we were in the top third of the peer group, 100% of the performance units subject to that performance period would vest; if we were in the middle third, 50% subject to that performance period would vest; and if we were in the bottom third, the performance units subject to that performance period would expire unvested and no payment will be made. If any performance units vest for a given performance period, the award holder would be paid a cash amount equal to the vested percentage of the performance units multiplied by the closing price of our common stock on the last trading day of the performance period. With respect to this 2010 performance unit grant, our total stockholder return was in the bottom third of our peer group for the first performance period and the top third for the second performance period, so the performance units subject to the first performance period expired unvested and the performance units subject to the second performance period fully vested. However, as mentioned above, the amounts shown in this column for 2010 include the fair value of all of the performance units originally granted in that year, notwithstanding the subsequent vesting or non-vesting that actually occurred at the end of each performance period. The number and grant date fair value of performance units outstanding for each NEO is presented in the “Market Value of Shares or Units of Stock That Have Not Vested” column of the “2011 Outstanding Equity Awards at Fiscal Year-End” table below. For a detailed description of performance units, see “Elements of Compensation—Long-Term Equity-Based Incentive Compensation—Performance Units—2010 Grant” under “Compensation Discussion and Analysis” above.

(3)	No awards of stock options or SARs were granted to the NEOs in 2009, 2010 or 2011. However, outstanding stock options and SARs are held by certain NEOs. See the “2011 Outstanding Equity Awards at Fiscal Year-End” table below.

(4)	The amounts shown in this column consists of annual bonus payments made to the NEOs under each of the 2010 cash bonus incentive plan and the 2011 cash bonus incentive plan. No bonuses were paid to any officers under the 2009 cash bonus incentive plan.

(5)	A breakdown of the amounts shown in this column for 2011 for each of the NEOs is set forth in under “Perquisites” below.

Perquisites

The following table contains information about the perquisites that our NEOs received for fiscal year 2011:

Name	Savings Plan Contributions(1)	Insurance	Auto Allowance(2)	Medical Expenses(3)	Other	Total
Richard J. Alario	$9,800	$16,727(4)	$15,121	$3,992	$4,990(5)	$50,630
Newton W. Wilson III	$9,800	$4,178(6)	—	$11,696	$1,188(7)	$26,862
T. M. Whichard III	$3,750	—	—	—	$414(7)	$4,1643
Kim B. Clarke	$9,800	—	—	$15,158	$774(7)	$25,732
Kimberly R. Frye	$6,846	—	—	$13,498	$180(7)	$20,524

(1)	Represents contributions by Key on behalf of the NEO to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan. Our 401(k) plan was amended in 2009 to suspend matching contributions to all employees, including our NEOs; however, matching contributions were reinstated effective January 1, 2011.

(2)	Represents an automobile allowance and $1,921 for the related automobile insurance and maintenance paid to Mr. Alario pursuant to terms of his employment agreement during 2011. Mr. Alario is entitled to up to $13,200 per year plus reimbursement for reasonable insurance and maintenance expenses to cover costs incurred in connection with the use of his automobile for this perquisite under his employment agreement.

(3)	Represents out-of-pocket medical expenses reimbursed to the NEO.

(4)	Represents a premium that was paid by Key on behalf of Mr. Alario for a life insurance policy and $6,097 for the related tax gross-up payment pursuant to his employment agreement.

(5)	Represents (i) $4,216 reimbursed to Mr. Alario for personal services provided by certified public accountants or tax attorneys pursuant to his employment agreement and (ii) $774 for imputed income with respect to life insurance, both of which were paid pursuant to Mr. Alario’s employment agreement.

(6)	Represents a premium that was paid on behalf of Mr. Wilson for a life insurance policy and $1,523 for the related tax gross-up payment pursuant to his employment agreement.

(7)	Includes amounts for imputed income with respect to life insurance paid pursuant to each NEO’s respective employment agreement.

2011 Grants of Plan Based Award

The following table presents information on plan-based awards in fiscal 2011 to the NEOs:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Securities Underlying (#)(2)	All Other Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)($)
Name		Threshold ($)	Target ($)	Maximum ($)
Richard J. Alario	—	$416,000	$1,040,000	$2,496,000	—	—	—	—
	2/4/11	—	—	—	264,337	—	—	$3,457,528
Newton W. Wilson III	—	$157,500	$337,500	$855,000	—	—	—	—
	2/4/11	—	—	—	107,228	—	—	$1,402,542
T. M. Whichard III	—	$131,250	$281,250	$712,500	—	—	—	—
	2/4/11	—	—	—	89,357	—	—	$1,168,790
Kim B. Clarke	—	$115,500	$247,500	$627,000	—	—	—	—
	2/4/11	—	—	—	65,529	—	—	$857,119
Kimberly R. Frye	—	$105,000	$225,000	$570,000	—	—	—	—
	2/4/11	—	—	—	59,571	—	—	$779,189

(1)	The columns represent the potential annual value of the payout for each NEO under the cash bonus incentive compensation component if the threshold, target or maximum goals were satisfied. For a detailed description of the cash bonus incentive plan, see the “Cash Bonus Incentive Plan” section under “Compensation Discussion and Analysis” above.

(2)	Represents the number of restricted shares granted in 2011 to the NEOs under the 2009 Plan. The restricted shares vest ratably over the three-year period following the date of grant.

(3)	With the exception of not including the impact of the estimated forfeiture rate relating to service-based vesting conditions, represents the grant date fair value of restricted shares calculated in accordance with FASB ASC Topic 718.

Employment Agreements

Each NEO’s employment agreement provides for an initial term of two years and automatically renews for successive one-year extension terms unless terminated by the executive or Key at least 90 days prior to the commencement of an extension term. Each of the NEOs receives an annual salary, which can be increased (but not decreased, except as it relates to Mr. Whichard’s employment agreement, which is silent on whether the annual salary can be decreased) at the discretion of the Compensation Committee and, in the case of Mr. Wilson, Mr. Whichard, Ms. Frye and Ms. Clarke, at the discretion of the CEO. Each executive is also eligible for an annual incentive bonus, of up to 100% of his or her base salary in the case of Mr. Wilson, Ms. Frye and Ms. Clarke, up to 200% of his base salary in the case of Mr. Alario, and up to such amount as determined by the Compensation Committee in consultation with the CEO in the case of Mr. Whichard. Each NEO is entitled to participate in awards of equity-based incentives at the discretion of the Board or the Compensation Committee. Pursuant to the Executive Health Reimbursement Plan, in the absence of medical and dental insurance coverage, Key reimburses each of the NEOs directly for all medical and dental expenses incurred by them and their respective spouses and children, so that the executives have no out-of-pocket cost with respect to such expenses.

Mr. Alario receives an allowance of $1,100 per month, plus reimbursement for reasonable insurance and maintenance expenses, in connection with the use of his automobile and is entitled to be reimbursed up to $15,000 in any fiscal year for personal services provided by certified public accountants and tax attorneys. Mr. Alario is also entitled to be reimbursed for the initiation fee and the annual or other periodic fees, dues and costs to become and remain a member of one club or association for business use, as approved by the Compensation Committee.

Each NEO’s employment agreement contains a comprehensive non-compete provision. The non-compete provision prohibits the executive from engaging in any activities that are competitive with Key during his or her employment, and for any period in which the executive is receiving severance compensation from Key (or if payment of severance compensation is increased due to a change of control, for a period of three years after the termination of employment) or for twelve months following termination if the executive receives no severance compensation from Key.

The employment agreements for all of the NEOs provide for compliance with the provisions of Section 409A of the Code concerning the payment of potential future benefits to the executives and reimbursement of any tax penalties owed pursuant to Section 409A of the Code on an after-tax basis. If any of Mr. Alario, Mr. Wilson, Mr. Whichard, Ms. Clarke or Ms. Frye is subject to the tax imposed due to unfavorable tax treatment under Section 4999 of the Code because of any termination-related payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. However, for Mr. Wilson, Mr. Whichard, Ms. Clarke and Ms. Frye, if it is determined that he or she is otherwise entitled to a gross-up payment, the total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction. In addition, if any of Mr. Alario, Mr. Wilson, Mr. Whichard, Ms. Clarke or Ms. Frye is subject to unfavorable tax treatment under Section 409A of the Code because of any nonqualified deferred compensation payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. As part of a comprehensive review of executive compensation conducted in 2011, the Compensation Committee confirmed that it was appropriate to honor and preserve the existing provisions related to the excise tax reimbursement for Key’s current executive officers, including the NEOs. However, the Compensation Committee determined that Key will not include any reimbursement provisions for taxes under either Section 409 or Section 4999 of the Code in employment agreements for executives on a prospective basis.

The employment agreements also provide for certain severance benefits for each of the NEOs. Please see “Payments Upon Termination or Change of Control” and “Elements of Severance Payments” below for further discussion.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding stock options, restricted stock and performance units held by the NEOs as of December 31, 2011:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Richard J. Alario	200,000	—	—	$11.90	06/24/15	719,785(2)	$11,135,074
	224,719(3)	—	—	$14.32	08/22/17	26,999(4)	$417,675(5)
	231,000	—	—	$15.07	04/10/18	—	—
Newton W. Wilson III	125,000	—	—	$11.90	06/24/15	289,133(2)	$4,472,888
	74,906(3)	—	—	$14.32	08/22/17	8,761(4)	$135,533(5)
	72,250	—	—	$15.07	04/10/18	—	—
T. M. Whichard III	—	—	—	—	—	233,904(2)	$3,618,495
	—	—	—	—	—	7,301(4)	$112,946(5)
Kim B. Clarke	—	—	—	—	—	166,444(2)	$2,574,889
	—	—	—	—	—	5,366(4)	$83,012(5)
Kimberly R. Frye	5,000	—	—	$10.22	05/07/13	151,824(2)	$2,348,717
	10,000	—	—	$11.81	05/07/13	5,354(4)	$82,826(5)
	7,500	—	—	$15.05	03/15/16	—	—
	12,000	—	—	$14.32	08/22/17	—	—
	8,500	—	—	$15.07	04/10/18	—	—
	—	25,000	—	$16.06	07/31/18	—	—
	—	8,825	—	$16.50	08/21/18	—	—

(1)	The market price of stock awards is determined by multiplying the number of shares by the closing price of the stock on the last trading day of the year. The closing price quoted on the NYSE on December 30, 2011 was $15.47.
(2)	Represents shares of restricted stock which vest in annual increments beginning on the one-year anniversary of the date of grant. With respect to each NEO, the vesting is as follows:

Name	Number of Shares	Vesting Date
Richard J. Alario	115,196	January 28, 2012
	115,195	January 28, 2013
	194,620	March 2, 2012
	30,437	April 10, 2012
	88,113	February 4, 2012
	88,112	February 4, 2013
	88,112	February 4, 2014

Newton W. Wilson	46,729	January 28, 2012
	46,729	January 28, 2013
	78,947	March 2, 2012
	9,500	April 10, 2012
	35,743	February 4, 2012
	35,743	February 4, 2013
	35,742	February 4, 2014

Name	Number of Shares	Vesting Date
T. M. Whichard III	38,941	January 28, 2012
	38,940	January 28, 2013
	22,500	March 26, 2012
	22,500	March 26, 2013
	2,500	May 11, 2012
	2,500	May 11, 2013
	16,666	June 4, 2012
	29,786	February 4, 2012
	29,786	February 4, 2013
	29,785	February 4, 2014

Kim B. Clarke	27,185	January 28, 2012
	27,184	January 28, 2013
	40,296	March 2, 2012
	6,250	April 10, 2012
	21,843	February 4, 2012
	21,843	February 4, 2013
	21,843	February 4, 2014

Kimberly R. Frye	23,797	January 28, 2012
	23,797	January 28, 2013
	40,204	March 2, 2012
	4,455	August 21, 2012
	19,857	February 4, 2012
	19,857	February 4, 2013
	19,857	February 4, 2014

(3)	Represents SARs.

(4)	Represents the number of performance units granted in 2010 to the NEOs under the 2009 Plan.

(5)	Represents the estimated value as of December 31, 2011 of the outstanding performance units held by each NEO as of the end of last year. On December 31, 2011, each NEO was holding one-half of the total number of performance units that were originally granted in 2010. This half of the performance units had not yet vested and were subject to that grant’s “second performance period,” which was from March 1, 2011 through February 29, 2012. Although this performance period had not yet ended on December 31, 2011, our total stockholder return would have been in the top third relative to the applicable peer group of companies. These performance units would therefore have vested 100% if the performance period had ended early on December 31, 2011. Accordingly, the value used in the table above was determined by multiplying 100% of the outstanding performance units held by each NEO by $15.47, which was the closing price of our common stock on December 30, 2011. For a more detailed description of these performance units, see “Elements of Compensation—Long-Term Equity-Based Incentive Compensation—Performance Units —2010 Grant” above.

2011 Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2011 for the NEOs:

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Richard J. Alario	—	—	340,254	$4,990,770
Newton W. Wilson III	—	—	135,176	$1,981,091
T. M. Whichard III	—	—	80,608	$1,186,123
Kim B. Clarke	121,407	$492,075	73,731	$1,076,415
Kimberly R. Frye	12,000	$83,627	68,459	$990,980

(1)

In August 2011, Ms. Clarke exercised 72,250 stock options, with exercise prices of $11.75, $14.25 and $15.07 per share, selling all shares received upon exercise on the same day for $18.40 per share. Also in

August 2011, Ms. Clarke exercised 49,157 SARs with an exercise price of $14.32 per share, selling all shares received upon exercise on the same day for $18.51 per share. In March 2011, Ms. Frye exercised 12,000 stock options, with exercise prices of $8.43 and $9.58 per share, selling all shares received upon exercise on the same day for $15.83 per share. The value realized was determined by calculating aggregate the difference between the price at which the shares were sold and the exercise price.

(2)	Represents the number of shares of restricted stock held by the NEOs that vested during 2011.

(3)	The value realized on vesting of restricted stock was calculated as the number of shares acquired on vesting (including shares withheld for tax withholding purposes) multiplied by the market value of our common stock on each respective vesting date. Market value is determined in accordance with the terms of the applicable incentive plan under which the restricted stock was granted, and, in the table above, was either (i) the closing price of our common stock on the NYSE for vesting dates that were trading days or (ii) the average of Friday and Monday closing prices on the NYSE for vesting dates that were on a weekend.

Payments Upon Termination or Change of Control

The table on the following page reflects the potential payments to which the NEOs would be entitled upon termination of employment on December 31, 2011. The closing price of a share of our common stock on December 30, 2011, the last trading day of the year, was $15.47. The actual amounts to be paid out to executives upon termination can only be determined at the time of each NEO’s separation from Key.

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)
Richard J. Alario
Cash Severance(7)	$1,720,400	—	—	$2,580,600	$2,580,600	$5,076,600
Restricted Stock(8)	$11,135,074	—	$11,135,074	$11,135,074	$11,135,074	$11,135,074
Options and SARs(9)	—	—	—	—	—	—
Performance Units(10)	$417,675	—	$417,675	$417,675	$417,675	$417,675
Health & Welfare(11)	$97,833	—	$39,555	$97,833	$97,833	$97,833
Tax Gross-Ups(12)	—	—	—	—	—	—
Total Pre-Tax Benefit	$13,370,982	—	$11,592,304	$14,231,182	$14,231,182	$16,727,182

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)
Newton W. Wilson III
Cash Severance	$900,000	—	—	$450,000	$900,000	$2,700,001
Restricted Stock(8)	$4,472,888	—	$4,472,888	$4,472,888	$4,472,888	$4,472,888
Options and SARs(9)	—	—	—	—	—	—
Performance Units(10)	$135,533	—	$135,533	$135,533	$135,533	$135,533
Health & Welfare(11)	$55,532	—	$41,778	$55,532	$55,532	$55,532
Tax Gross-Ups(12)	—	—	—	—	—	—
Total Pre-Tax Benefit	$5,563,953	—	$4,650,199	$5,113,953	$5,563,953	$7,363,954

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)(13)
T. M. Whichard III
Cash Severance	$750,000	—	—	$375,000	$750,000	$1,598,953
Restricted Stock(8)	$3,618,495	—	$3,618,495	$3,618,495	$3,618,495	$3,618,495
Options and SARs(9)	—	—	—	—	—	—
Performance Units(10)	$112,946	—	$112,946	$112,946	$112,946	$112,946
Health & Welfare(11)	$45,956	—	$40,558	$45,956	$45,956	$45,956
Tax Gross-Ups(12)	—	—	—	—	—	—
Total Pre-Tax Benefit	$4,527,397	—	$3,771,999	$4,152,397	$4,527,397	$5,376,350

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)(13)
Kim B. Clarke
Cash Severance	$660,000	—	—	$330,000	$660,000	$1,899,745
Restricted Stock(8)	$2,574,889	—	$2,574,889	$2,574,889	$2,574,889	$2,574,889
Options and SARs(9)	—	—	—	—	—	—
Performance Units(10)	$83,012	—	$83,012	$83,012	$83,012	$83,012
Health & Welfare(11)	$53,760	—	$48,702	$53,760	$53,760	$53,760
Tax Gross-Ups(12)	—	—	—	—	—	—
Total Pre-Tax Benefit	$3,371,661	—	$2,706,603	$3,041,661	$3,371,661	$4,611,406

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)
Kimberly R. Frye
Cash Severance	$600,000	—	—	$300,000	$600,000	$1,800,000
Restricted Stock(8)	$2,348,717	—	$2,348,717	$2,348,717	$2,348,717	$2,348,717
Options and SARs(9)	—	—	—	—	—	—
Performance Units(10)	$82,826	—	$82,826	$82,826	$82,826	$82,826
Health & Welfare(11)	$49,018	—	$45,382	$49,018	$49,018	$49,018
Tax Gross-Ups(12)	—	—	—	—	—	$738,602
Total Pre-Tax Benefit	$3,080,561	—	$2,476,925	$2,780,561	$3,080,561	$5,019,163

(1)	Represents compensation payable if Key does not renew the NEO’s employment agreement after the initial term or any extension of the agreement.

(2)	Represents compensation payable if Key terminates the NEO’s employment for “Cause” or the NEO otherwise resigns without “Good Reason” as defined in the respective employment agreements.

(3)	Represents compensation due to the NEO’s estate upon his or her death.

(4)	Represents compensation payable to the NEO upon termination following determination of NEO’s permanent disability.

(5)	Represents compensation due to the NEO if terminated by Key without “Cause” or if the NEO resigns for “Good Reason,” as each such term is defined in the respective employment agreements.

(6)	Represents payments due to termination in connection with a “change of control” (as defined in the respective employment agreements). The cash severance is due in a lump sum payment upon termination within one year following a “change of control,” and equals three times the sum of the NEO’s base salary and target annual bonus. The equity compensation reflects the vesting of unvested restricted stock (see footnote 8 below), although such vesting would occur solely upon a “change of control” regardless of whether the NEO’s employment is terminated in connection with the change of control.

(7)	Cash severance payable to Mr. Alario includes a cash payment described under “Elements of Severance Payments” below, plus an automobile allowance of $13,200 per year and advisory fees of $15,000 per year for such number of years for which Mr. Alario would be entitled to severance under each listed scenario. See also footnotes 2 and 5 to the table under “Perquisites” above.

(8)	Represents the value of restricted stock determined by multiplying the number of vested shares by $15.47, the closing price on December 30, 2011. For all of the NEOs, all of their unvested shares of restricted stock would have vested in each scenario other than termination for cause or voluntary resignation.

(9)	No value is associated with stock options and SARs because such awards held by the NEOs were 100% vested on December 31, 2011.

(10)	For all of the NEOs, all of their unvested performance units would have vested in each scenario other than termination for cause or voluntary resignation. See footnote 5 to the table under “2011 Outstanding Equity Awards at Fiscal Year-End” above for more information regarding how the estimated value of the performance units was determined as of December 31, 2011.

(11)	For all of the NEOs, the amounts include life insurance and long-term disability premiums (except in the case of termination of employment as a result of death), medical insurance, estimated out-of-pocket medical and other expenses based on the amount of such expenses during 2011, assuming such benefits continue after termination for 36 months for Mr. Alario and 24 months for Mr. Wilson, Mr. Whichard, Ms. Clarke and Ms Frye. Although Mr. Whichard did not receive payments attributable to reimbursement of out-of-pocket medical expenses during 2011, for purposes of this table, an amount was estimated for Mr. Whichard equal to the average of the 2011 payments received by the other NEOs to whom reimbursements were made.

(12)	All the NEOs are entitled to a Section 280G excise tax gross-up payment under their employment agreements. Mr. Alario is entitled to a full gross-up benefit. However, for Mr. Wilson, Mr. Whichard, Ms. Clarke and Ms. Frye, if it is determined that the NEO is otherwise entitled to a gross-up payment, the NEO’s total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction.

Assuming termination on December 31, 2011, this “modified gross-up” resulted in the scale-back of Mr. Whichard’s and Ms. Clarke’s change in control benefits in order to result in the non-application of the excise tax. Pursuant to their employment agreements, the scale-back provision provides first for a reduction from their stock option benefit ($0 for Mr. Whichard and $0 for Ms. Clarke), followed by a reduction in their severance benefit ($369,797 for Mr. Whichard and $80,255 for Ms. Clarke).

Ms. Frye would be subject to excise taxes upon a change of control because her total parachute payments would have to be reduced to less than 90%. Therefore, the entire change of control benefit for Ms. Frye was considered, and the total payments reflected in the table for Ms. Frye were not reduced. Ms. Frye would be entitled to a gross-up.

Elements of Severance Payments

Key has entered into employment agreements with each NEO that provide for certain payments upon termination depending upon the circumstances of the NEO’s separation from Key, as summarized below.

Cash Severance

If, during the term of Mr. Alario’s employment agreement, he is terminated by Key for any reason other than for “Cause” (as defined in his employment agreement), or if he terminates his employment for “Good Reason” (as defined in his employment agreement), Mr. Alario will be entitled to severance compensation in an aggregate amount, generally equal to three times his base salary in effect at the time of termination, payable in equal installments over a 36-month period following termination. If Mr. Alario’s employment is terminated because Key does not renew his employment agreement, Mr. Alario is entitled to the greater of one year’s base salary then in effect or the highest multiple of base salary in effect for non-renewal under any other executive officer’s employment agreement in effect at the time of non-renewal. However, Mr. Alario would only be able to increase the severance above one year’s salary if such other executive officer’s employment agreement was also either in effect on the commencement date of Mr. Alario’s agreement or later approved by the Compensation Committee after the commencement date of his agreement. For the year ended December 31, 2011, he would have been entitled to an amount equal to two times his base salary.

For Mr. Wilson, Mr. Whichard, Ms. Clarke and Ms. Frye, if, during the term of any such NEO’s employment agreement, the NEO is terminated by Key for any reason other than disability or for “Cause” (as defined in the employment agreements), including non-renewal of the NEO’s employment agreement or if the NEO terminates his or her employment for “Good Reason” (as defined in each employment agreement), the NEO will be entitled to severance compensation in an aggregate amount equal to two times the NEO’s base salary in effect at the time of termination, payable in equal installments over a 24-month period following termination. If any of these four NEOs is terminated for disability, such NEO will be entitled to severance compensation in an aggregate amount equal to one times the NEO’s base salary in effect at the time of termination payable in equal installments over a 12-month period following termination. None of Mr. Wilson, Mr. Whichard, Ms. Clarke or Ms. Frye is entitled to cash severance compensation upon his or her death.

For each of the NEOs, each of their respective employment agreements specifies that if termination is within one year following a change of control of Key, the severance compensation will be an amount equal to three times their respective base salary then in effect plus an amount equal to three times their respective annual target cash bonus, and will be payable in one lump sum on the effective date of the termination.

Equity-Based Incentives

Equity-based incentives include restricted stock, stock options, performance units and SARs. For all of the NEOs, all equity-based incentives immediately vest upon a change of control of Key. For Mr. Alario, Mr. Wilson, Mr. Whichard, Ms. Clarke and Ms. Frye, if any such NEO is terminated by Key for any reason other than for “Cause,” or if the NEO terminates his or her employment for “Good Reason” (as defined in each employment agreement) or following a change of control of Key, any equity-based incentives held by the NEO that have not vested prior to the termination date shall immediately vest and, for stock options and SARs, such awards shall remain exercisable until, with respect to Mr. Alario, the earlier of the third anniversary date of the termination or the stated expiration date of the equity-based incentive, and with respect to Mr. Wilson, Mr. Whichard, Ms. Clarke and Ms. Frye, until the earlier of the first anniversary date of the termination or the stated expiration date of the equity-based incentive.

Health & Welfare

If Mr. Alario, Mr. Wilson, Mr. Whichard, Ms. Clarke or Ms. Frye terminates his or her employment for “Good Reason” (as defined in each employment agreement) or following a change of control or Key terminates his or her employment for any reason other than for “Cause,” including non-renewal, the NEO will continue to receive the benefits that he or she was receiving at Key’s expense prior to such termination until the earlier of (i) 24 months with respect to Mr. Wilson, Mr. Whichard, Ms. Clarke and Ms. Frye, or 36 months with respect to Mr. Alario, (ii) the last date of eligibility under the applicable benefits or (iii) the date on which the NEO commences full-time employment with another employer that provides equivalent benefits; provided that, if termination occurs for any reason within one year following a change of control or in anticipation of a change of control, in lieu of such benefits, Key will pay an amount in cash equal to the aggregate reasonable expenses Key would incur to pay such benefits. In the event of Mr. Alario’s death, his spouse and dependents are entitled to up to 36 months of coverage after the date of termination. With respect to the other NEOs, the executives’ spouses and dependents are entitled to up to 24 months of coverage after the date of termination. In addition, Messrs. Alario and Wilson are entitled to term-life insurance for such period that they are otherwise entitled to severance under their respective employment agreements.

Tax Gross-Ups

If any of Mr. Alario, Mr. Wilson, Mr. Whichard, Ms. Clarke or Ms. Frye is subject to the tax imposed due to unfavorable tax treatment under Section 4999 of the Code because of any termination-related payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. However, for Mr. Wilson, Mr. Whichard, Ms. Clarke and Ms. Frye, if it is determined that he or she is otherwise entitled to a gross-up payment, the total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction. In addition, if any of Mr. Alario, Mr. Wilson, Mr. Whichard, Ms. Clarke or Ms. Frye is subject to unfavorable tax treatment under Section 409A of the Code because of any nonqualified deferred compensation payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. As part of a comprehensive review of executive compensation conducted in 2011, the Compensation Committee confirmed that it was appropriate to honor and preserve the existing provisions related to the excise tax reimbursement for Key’s current executive officers, including the NEOs. However, the Compensation Committee determined that Key will not include any reimbursement provisions for taxes under either Section 409A or Section 4999 of the Code in employment agreements for executives on a prospective basis.

Director Compensation

For 2011, the non-employee directors received a fee equal to $75,000 per year, or a prorated amount for partial years of service. The non-employee directors also received an annual award of our common stock having a fair market value of $175,000 (see “Compensation Consultant” under “Compensation Discussion and Analysis” above regarding the annual equity grant), and are reimbursed for travel and other expenses directly associated with Key business. Each non-employee director, except Messrs. Breazzano and Ward who were no longer directors at the time the annual award of common stock was approved, received the annual award of common stock in 2011. Effective May 19, 2011, the additional fee of the chair of the Compensation Committee was increased from $10,000 to $12,500 pro rated over partial year for his service. Additionally, the chair of the CGN Committee received an additional $10,000 per year for his service, and the chair of the Audit Committee received an additional $20,000 per year. The Lead Director received an additional $25,000 per year. All other members of the Audit Committee (other than the chair) receive an additional $10,000 per year.

The following table discloses the cash and equity awards earned, paid or awarded, as the case may be, to each of our non-employee directors during the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David J. Breazzano(2)	$28,846	—	$28,846
Lynn R. Coleman	$75,000	$174,998	$249,998
Kevin P. Collins	$85,000	$174,998	$259,998
William D. Fertig	$85,000	$174,998	$259,998
W. Phillip Marcum	$75,000	$174,998	$249,998
Ralph S. Michael III	$110,000	$174,998	$284,998
William F. Owens	$85,000	$174,998	$259,998
Robert K. Reeves	$86,538	$174,998	$261,536
Carter A. Ward(3)	$25,549	—	$25,549
J. Robinson West	$75,000	$174,998	$249,998
Arlene M. Yocum	$95,000	$174,998	$269,998

(1)	Represents the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to the 2011 annual stock awards granted to the non-employee directors under the 2009 Plan, which consisted of 11,111 shares of common stock granted to each non-employee director. Although the annual stock awards are based on a number of shares having a fair market value of $175,000, because fractional shares are not granted, the amount recognized is slightly different.

(2)	Mr. Breazzano did not stand for re-election to the Board at the Company’s 2011 annual meeting of stockholders held on May 19, 2011, at which time his term as a director expired.

(3)	Mr. Ward is a former member of our Board who resigned effective May 3, 2011. Mr. Ward joined our Board on November 18, 2010 following our acquisition of certain subsidiaries and associated assets of OFS Energy Services, LLC (“OFS”). Pursuant to the related Purchase and Sale Agreement, dated July 23, 2010, OFS designated Mr. Ward to serve on our Board, and Mr. Ward agreed to resign upon ArcLight Energy Partners Fund III, L.P. (“ArcLight EPF III”) beneficially owning less than 5% of our outstanding common stock. In accordance with this agreement, Mr. Ward resigned from our Board, and the Board accepted Mr. Ward’s resignation, effective May 3, 2011. The fees shown above for Mr. Ward were paid directly to ArcLight EPF III. (Mr. Ward was a managing director of ArcLight Capital Holdings, LLC, the sole manager of ArcLight PEF GP III, LLC, which is the general partner of ArcLight EPF III.)

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Reeves (chair), Fertig, Marcum and West, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of Key, and none of Key’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Board.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Key Energy Services, Inc.

Robert K. Reeves, Chair

William D. Fertig

W. Phillip Marcum

J. Robinson West

PROPOSAL 2—ADOPTION OF THE 2012 EQUITY AND CASH INCENTIVE PLAN

Board Recommendation

The Board of Directors believes that the adoption of the 2012 Equity and Cash Incentive Plan is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

The Board has approved and recommends that stockholders approve the adoption of the Key Energy Services, Inc. 2012 Equity and Cash Incentive Plan (the “2012 Plan”).

The Company’s incentive plans currently in effect are the Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan (the “2007 Plan”) and the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan (the “2009 Plan”). However, as described further below, as of March 12, 2012 (the record date), there remain only 24,930 shares available for granting of awards under the 2007 Plan and 193,751 shares available for granting of awards under the 2009 Plan, equaling 218,681 shares available for grant under the Company’s existing equity plans. The Company’s previous incentive plan, the Key Energy Group, Inc. 1997 Incentive Plan (the “1997 Plan”), expired in 2007 and, as such, no additional awards may be made under it. On March 12, 2012, the Company had an aggregate 2,382,197 stock options and stock appreciation rights outstanding with a weighted average exercise price of $14.09 and a weighted average remaining term of 4.9 years. Also, restricted stock awards covering a total of 2,447,128 shares were outstanding as of March 12, 2012.

In light of the limited number of shares remaining under the Company’s current plans, the Board believes that it is crucial to adopt the proposed 2012 Plan so that the Company can continue utilizing long-term equity-based incentive awards to promote and maintain alignment of compensation with long-term stockholder value. The 2012 Plan is designed to enable the Company and its affiliates to continue to obtain and retain the services of the types of employees, consultants and directors who will contribute to the Company’s long-range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company. The Board approved the 2012 Plan on March 20, 2012.

A copy of the 2012 Plan is attached to this proxy statement as Appendix A. The description of the 2012 Plan that follows is qualified in its entirety by reference to the attached 2012 Plan.

Summary of the 2012 Equity and Cash Incentive Plan

Administration. The 2012 Plan will be administered by the Board or a committee designated by the Board (the “Committee”). While the Company is a publicly traded company, the Committee may consist solely of two or more members of the Board who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee directors” under Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934. The Board or the Committee (the “Administrator”) will have the power and authority to select Participants (as defined below) in the 2012 Plan and grant Awards (as defined below) to such Participants pursuant to the terms of the 2012 Plan. The Company anticipates that the Board will designate the Compensation Committee as the Administrator of the 2012 Plan. In addition, the Administrator will have the authority, among other powers, to (a) construe, interpret and administer the 2012 Plan, reconcile any inconsistency in, correct any defect in or supply any omission in the 2012 Plan or any agreement relating to Awards, (b) promulgate, amend and rescind the rules and regulations relating to the administration of the 2012 Plan, (c) delegate its authority to one or more officers of the Company with respect to Awards that do not involve certain executive officers of the Company, (d) determine when Awards are to be granted under the 2012 Plan and the applicable grant date, (e) select those Participants to whom Awards will be granted, (f) determine the number of shares of common stock to be made subject to each Award, (g) determine whether each option is or is not intended to qualify as an incentive stock option, (h) prescribe the terms and conditions of each Award, (i) amend any outstanding Awards subject to certain limitations, (j) determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting a termination of employment for purposes of the 2012 Plan, (k) make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments, and (l) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of the 2012 Plan. All decisions made by the Administrator pursuant to the provisions of the 2012 Plan will be final and binding on the Company and the Participants.

Number of Shares Authorized. Subject to adjustment, the total number of shares of the Company’s common stock, par value $0.10 per share, that will be available for the grant of Awards under the 2012 Plan may not exceed 4,000,000 shares; however, for purposes of this limitation, any stock subject to an Award that is canceled, forfeited, expires or otherwise terminates without the issuance of stock, is settled in cash, or is exchanged with the Administrator’s permission, prior to the issuance of stock, for an Award not involving stock, will again become available for issuance under the 2012 Plan. However, the full number of stock appreciation rights granted that are to be settled by the issuance of stock will count against the plan limit described above, regardless of the number of shares of stock actually issued upon settlement of the stock appreciation rights. Shares of stock surrendered or withheld in payment of the exercise price of an option and shares of stock withheld by the Company to satisfy tax withholding obligations will count against the plan limit described above. Subject to adjustment, no Participant will be granted, during any one year period, options to purchase common stock and/or stock appreciation rights with respect to more than 500,000 shares of common stock. Stock available for distribution under the 2012 Plan will be authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

Eligibility. Awards may be granted to employees, directors and, in some cases, consultants and those individuals whom the Administrator determines are reasonably expected to become employees, directors or consultants following the grant date of the Award (“Participants”). However, incentive stock options may be granted only to employees.

Awards Available for Grant. Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards, stock appreciation rights, performance shares and performance units (collectively, “Awards”).

Options. Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will contain such terms and conditions as the Administrator deems appropriate. The term of each option will be fixed by the Administrator but no incentive stock option may be exercisable after the expiration of ten years from the grant date; however, in the case of incentive stock options granted to a 10% stockholder, the term of such option may not exceed five years from the grant date. The exercise price of each option may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant; however, in the case of incentive stock options granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The Administrator will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable. Options, including both incentive stock options and nonstatutory stock options, will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Participant only by the Participant. However, the Participant may designate a third party who, in the event of the Participant’s death, will be entitled to exercise the option.

Restricted Stock and Restricted Stock Units. The Administrator may award actual shares of common stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock (“Restricted Stock Units”), which Award may, but need not, provide that such Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose, as applicable, or, in the case of Restricted Stock Units, be settled in shares of common stock, for a certain period of time (the “Restricted Period”). Subject to the restrictions set forth in the Award, Participants who are granted Restricted

Stock generally will have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Administrator, cash dividends and stock dividends with respect to Restricted Stock may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Administrator. The cash dividends or stock dividends so withheld by the Administrator and attributable to any particular share of Restricted Stock will be distributed to the Participant in cash or, at the discretion of the Administrator, in shares of common stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on such shares. The Restricted Period will begin on the grant date and end at the time or times set forth on a schedule established by the Administrator in the applicable Award agreement. At the discretion of the Administrator, Restricted Stock Units may also be credited with cash dividend equivalents and stock dividends, either currently or withheld for the Participant’s account and distributed in cash or, at the discretion of the Administrator, in shares of common stock having a fair market value equal to the amount of such dividends, upon the settlement of the Restricted Stock Unit.

Performance Compensation Awards. The 2012 Plan provides the Administrator with the authority, at the time of grant of any Award (other than options and stock appreciation rights granted with an exercise price or grant price equal to or greater than the fair market value per share of stock on the date of the grant), to designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the 2012 Plan provides the Administrator with the authority to make an Award of a cash bonus to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

During the first 90 days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), which period may not be less than one year (the “Performance Period”), the Administrator may, in its sole discretion, select which Participants will be eligible to receive performance compensation awards in respect of such Performance Period. The 2012 Plan provides that, with regard to a particular performance compensation award, the Administrator has full discretion to select the length of the Performance Period, the performance criteria that will be used to establish the performance goal, the kind(s) and/or level(s) of the performance goal(s) that is (are) to apply to the Company and the performance formula to be applied against the relevant performance goal to determine, with regard to the performance compensation award of a particular Participant, whether all, some portion or none of the performance compensation award has been earned for the Performance Period. The performance criteria that will be used to establish the performance goal(s) will be based on the attainment of specific levels of performance of the Company and will be limited to the following:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue;

•	gross profit or gross profit growth;

•	net operating profit (before or after taxes);

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added;

•	inventory control; and

•	enterprise value.

The maximum amount payable to any one Participant under the 2012 Plan for a performance period with respect to performance compensation awards of restricted stock, restricted stock units, performance shares or performance units is 250,000 shares of common stock (applied separately to each type of award) or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, determined as of the date set forth in the applicable award agreement. The maximum amount that can be paid in any calendar year to any Participant pursuant to a performance compensation award in the form of a cash bonus is $1,000,000.

Stock Appreciation Rights. Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided certain requirements of the 2012 Plan are satisfied, in tandem with all or part of any option granted under the 2012 Plan (“Related Rights”). Upon exercise, the holder of a stock appreciation right will be entitled to receive from the Company an amount equal to the product of (a) the excess of the fair market value of one share of the Company’s common stock on the date of exercise over the exercise price per share specified in the stock appreciation right or its related option, multiplied by (b) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right will be determined by the Administrator, but will not be less than 100% of the fair market value of the Company’s common stock on the grant date of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option will have the same exercise price as the related option, will be transferable only upon the same terms and conditions as the related option, and will be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of the Administrator, in cash, shares of the Company’s common stock or a combination thereof.

Performance Shares and Performance Units. A Performance Share represents the right to receive a share of the Company’s common stock. An award of Performance Units represents the right to receive a payment (either in cash or shares of the Company’s common stock) equal to the value of the Performance Units earned, as the Administrator may determine. A Performance Unit represents the value of one share of the Company’s common stock. An award of Performance Shares or Performance Units consists of a grant made subject to the attainment of one or more performance goals for a specified performance period (as determined by the Administrator). Performance Shares and Performance Units will be earned by Participants only if the performance goals are met for the performance period. At the discretion of the Administrator and as prescribed in the award agreement, payment may be made in the form of cash, shares of the Company’s common stock or a combination thereof.

Adjustments. The 2012 Plan provides that in the event of certain corporate events or changes in the Company’s common stock, Awards and the maximum number of shares subject to all Awards under the 2012 Plan and the maximum number of shares with respect to any one person will be adjusted to reflect such event. Any such adjustment made to an incentive stock option will be made in accordance with Section 424(a) of the Code and any such adjustment made to a nonstatutory option will be made so as not to violate Section 409A of the Code. With respect to Awards intended to qualify as “performance-based compensation” under

Section 162(m) of the Code, any such adjustments will be made only to the extent that the Administrator determines that such adjustments may be made without causing the Company to be denied a tax deduction under Section 162(m) of the Code.

Change in Control. In the event of a Change in Control (as defined in the 2012 Plan), notwithstanding any provision of the 2012 Plan or any applicable Award Agreement to the contrary, all options and stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100% of shares of time-based Restricted Stock or Restricted Stock Units subject to such Award. In addition, upon a Change in Control, to the extent the treatment described in the previous sentence does not apply to an Award or unless otherwise provided in an Award agreement, all incomplete Performance Periods in respect of a performance compensation award will end upon the Change in Control, and the Administrator will (a) determine the extent to which performance goals with respect to each such Performance Period have been met, (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon the Administrator’s determination of the degree of attainment of performance goals and (c) cause the Award, if previously deferred, to be settled in full as soon as possible.

Detrimental Activity. Upon exercise, payment or delivery pursuant to an Award, the Participant will be required to certify that the Participant has not engaged in any Detrimental Activity (as defined in the 2012 Plan). Subject to the terms of the applicable Award agreement, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Awards at any time if the Participant engages in any Detrimental Activity. If a Participant engages in Detrimental Activity after any exercise, payment or delivery pursuant to an Award, during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant, such exercise, payment or delivery may be rescinded within one year thereafter. In the event of any such rescission, the Participant will pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company.

Amendment and Termination. The Board at any time, and from time to time, may amend or terminate the 2012 Plan. However, except as provided otherwise in the 2012 Plan, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. Further, in the event that the exercise price of an option, including an incentive stock option, exceeds the fair market value of the Common Stock on a given date, the Committee has the authority to reduce the exercise price of such option to a new exercise price that is no less than the then-current fair market value of the Common Stock; provided that such action shall first have been approved by a vote of the stockholders of the Company. The Administrator at any time, and from time to time, may amend the terms of any one or more Awards; however, if the amendment would constitute an impairment of the rights under any Award, the Company must request the consent of the Participant and the Participant must consent in writing. It is expressly contemplated that the Board may amend the 2012 Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to incentive stock options and/or to bring the 2012 Plan and/or Awards granted under it into compliance therewith.

Plan Benefits to be Received. Benefits and amounts to be awarded under the 2012 Plan are not currently determinable.

U.S. Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences of receiving Awards under the 2012 Plan and is based upon an analysis of the present provisions of the Code and the regulations promulgated thereunder, all of which are subject to change. An individual may also be subject to state and local taxes, the consequences of which are not discussed herein, in the jurisdiction in which he or she works and/or resides. This summary is for general information and does not constitute tax advice.

Nonstatutory Stock Options. An individual receiving nonstatutory stock options should not recognize taxable income at the time of grant. An individual should generally recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the option shares on exercise of the nonstatutory stock options over the exercise price thereof. In general, subject to the limitations set forth in Section 162(m) of the Code and discussed below, the Company is entitled to deduct from its taxable income the amount that the individual is required to include in ordinary income at the time of such inclusion. Additional special rules apply if an individual exercises a nonstatutory stock option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.

Incentive Stock Options. An individual granted an incentive stock option will not generally recognize taxable income at the time of grant or, subject to certain conditions, at the time of exercise, although he or she may be subject to alternative minimum tax. If the individual holds the shares acquired upon exercise of an incentive stock option for at least two years after the grant date and for at least one year after the exercise date, upon disposition of the shares by the individual, the difference, if any, between the sale price of the shares and the exercise price of the option will be treated as long-term capital gain or loss. In general, if a disqualifying disposition should occur (i.e., the shares acquired upon exercise of the option are disposed of within the later of two years from the date of grant or one year from the date of exercise), an individual will generally recognize ordinary compensation income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on disposition), over the exercise price thereof. The Company is not entitled to any deduction on account of the grant of incentive stock options or the individual’s exercise of the option to acquire common stock. However, in the event of a subsequent disqualifying disposition of such shares of common stock acquired pursuant to the exercise of an incentive stock option under circumstances resulting in taxable compensation to the individual, subject to the limitations set forth in Section 162(m) of the Code and discussed below, in general, the Company should be entitled to a tax deduction equal to the amount treated as taxable compensation to the individual. Additional special rules apply if an individual exercises an incentive stock option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.

Restricted Stock. A participant will not be subject to tax upon the grant of an Award of Restricted Stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an Award of Restricted Stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b) of the Code, the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the grant date over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934). The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A Participant will not be subject to tax upon the grant of a Restricted Stock Unit Award. Rather, upon the delivery of shares or cash pursuant to a Restricted Stock Unit Award, the Participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the Participant actually receives with respect to the Award. The Company will be able to deduct the amount of taxable compensation to the Participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Appreciation Rights. No income will be realized by a Participant upon grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the Participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the stock appreciation right. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Performance Shares and Performance Units. A Participant will not be subject to tax upon the grant of a Performance Share or Performance Unit Award. Rather, upon the delivery of shares or cash pursuant to a Performance Share or Performance Unit Award, the Participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the Participant actually receives with respect to the Award. The Company will be able to deduct the amount of taxable compensation to the Participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m) Limitation. Subject to a limited number of exceptions, Section 162(m) of the Code denies a deduction to a publicly held corporation for payments of remuneration to certain employees to the extent the employee’s remuneration for the taxable year exceeds $1,000,000. This limit, however, does not apply to qualified performance based compensation under Section 162(m) of the Code. The 2012 Plan is designed to meet the requirements of Section 162(m) of the Code; however, Awards granted under the 2012 Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code only if the Awards and the procedures associated with them comply with all other requirements of Section 162(m) of the Code. We cannot assure you that compensation attributable to awards granted under the 2012 Plan will be treated as qualified performance-based compensation under Section 162(m) of the and thus be deductible to us.

Section 280G of the Code. Under certain circumstances, the accelerated vesting or exercise of options or the accelerated lapse of restrictions with respect to other Awards in connection with a Change in Control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the Participant may be subject to a 20% excise tax and the Company may be denied a federal income tax deduction.

IRS Circular 230 Notice Requirement. This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties. In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

Securities Authorized for Issuance Under Our Equity Compensation Plans

As of March 12, 2012, 151,147,548 shares of the Company’s common stock were issued and outstanding; stock option and stock appreciation rights covering a total of 2,382,197 shares, with a weighted average exercise price of $14.09 and a weighted average remaining term of 4.9 years, were outstanding; restricted stock awards covering a total of 2,447,128 shares were outstanding; and 218,681 shares remained available for future grants of awards under existing incentive plans.

The following table sets forth information as of March 12, 2012 with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands)		(in thousands)
Equity compensation plans approved by stockholders(1)	2,382	$14.09	219
Equity compensation plans not approved by stockholders	—	$0.00	—

Total	2,382		219

(1)	Represents options and other stock-based awards granted under the 1997 Plan, the 2007 Plan and the 2009 Plan.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. Grant Thornton LLP has served as our independent registered public accounting firm since December 1, 2006. Although stockholder approval of the selection of Grant Thornton LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2012 annual meeting, our Audit Committee will review its future selection of Grant Thornton LLP in light of that voting result. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of Grant Thornton LLP as our independent registered public accounting firm is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 4—ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. As described in the “Compensation Discussion and Analysis” section under “Information about Executive and Director Compensation” above, our executive compensation program is designed to attract, motivate and retain our NEOs, who are critical to our success. Please read the “Compensation Discussion and Analysis” section under “Information about Executive and Director Compensation” above, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, for additional details about our executive compensation, including information about the fiscal year 2011 compensation of our NEOs. The Compensation Committee periodically reviews the compensation for our NEOs to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholders’ interest and current market practices.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory, and therefore not binding on us, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Board Recommendation

The Board of Directors believes that approval of the compensation of our Named Executive Officers as disclosed in this proxy statement is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal, on an advisory basis.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish Key with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to us, we believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2011. In making these statements, we have relied upon an examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representations of our directors, executive officers and 10% stockholders.

Stockholder Communications to the Board of Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. Anyone who has concerns about Key may communicate those concerns in writing addressed to a particular non-management director or to the non-management directors as a group. Management will forward all relevant communications to the Board.

Absent unusual circumstances, the Chairman of the Board (if an independent director) or the Lead Director, subject to advice and assistance from the General Counsel, will be primarily responsible for monitoring communications from stockholders and other interested parties and provide copies or summaries of such communications to the other directors as he or she considers appropriate. The Chairman of the Board (if an independent director), the Lead Director, or otherwise the Chairman of the CGN Committee also serves as the presiding director at all executive sessions of our non-management directors.

In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Kimberly R. Frye, Senior Vice President, General Counsel and Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Stockholder Proposals for the 2013 Annual Meeting

Proposals which stockholders intend to be included in our proxy material for presentation at the 2013 Annual Meeting of Stockholders must be received by the Corporate Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010 by December 12, 2012, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2013 Annual Meeting.

If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the Securities and Exchange Commission proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in our bylaws in order to personally present the proposal at the meeting. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2013 Annual Meeting must be received by the Corporate Secretary at our principal executive office in Houston, Texas no earlier than January 17, 2013 and no later than February 16, 2013, unless the date of the 2013 Annual Meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the 2012 Annual Meeting, in which event the bylaws provide different notice requirements.

By Order of the Board of Directors,

KIMBERLY R. FRYE Corporate Secretary

April 11, 2012

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

KEY ENERGY SERVICES, INC.

2012 EQUITY AND CASH INCENTIVE PLAN

1.	Purpose; Eligibility.

1.1 General Purpose. The name of this plan is the Key Energy Services, Inc. 2012 Equity and Cash Incentive Plan (this “Plan”). The purpose of this Plan is to enable Key Energy Services, Inc., a Maryland corporation (the “Company”), and any Affiliate to obtain and retain the services of the types of Employees, Consultants and Directors who will contribute to the Company’s long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.

1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and any such parties who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.

1.3 Available Awards. Available Awards include the following: (a) Incentive Stock Options, (b) Nonstatutory Stock Options, (c) Restricted Awards, (d) Performance Compensation Awards, (e) Stock Appreciation Rights, (f) Performance Shares, and (g) Performance Units.

2.	Definitions.

2.1 “Administrator” means the Board or the Committee appointed by the Board in accordance with Section 3.5.

2.2 “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

2.3 “Award” means any right granted under this Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Award, a Performance Compensation Award, a Stock Appreciation Right, Performance Shares, or Performance Units.

2.4 “Award Agreement” means an agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company) between the Company and a holder of an Award evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of this Plan.

2.5 “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means (a) with respect to any Participant who is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, as defined therein and (b) with respect to all other Participants (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct tending to bring the Company into substantial public disgrace, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

2.8 “Change in Control” means:

(a) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event;

(b) the dissolution or liquidation of the Company;

(c) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; or

(d) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election cease to constitute a majority of the Board.

As used in this definition of “Change in Control,” (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of Common Stock receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

Notwithstanding the occurrence of any of the foregoing events described above which would otherwise result in a Change in Control, the Board may determine in its discretion, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control shall not be considered a Change in Control. Such determination shall be effective only if it is made by the Board prior to the occurrence of an event that otherwise would be or probably would lead to a Change in Control; or after such event if made by the Board a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably would lead to a Change in Control.

Notwithstanding anything herein to the contrary, and only to the extent that an Award is subject to Section 409A of the Code and payment of the Award pursuant to the application of the definition of “Change in Control” above would cause such Award not to otherwise comply with Section 409A of the Code, payment of an Award may occur upon a “Change in Control” only to the extent that the event constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and the applicable Internal Revenue Service and Treasury Department regulations thereunder.

2.9 “Change in Control Value” means, with respect to a Change in Control, (i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer, exchange offer or sale or other disposition of outstanding voting stock of the Company, or (iii) if such Change in Control occurs other than as described in clause (i) or clause (ii), the Fair Market Value per share of the shares into which

Awards are exercisable, as determined by the Administrator, whichever is applicable. In the event that the consideration offered to stockholders of the Company consists of anything other than cash, the Administrator shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

2.10 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any guidance and/or regulations promulgated thereunder.

2.11 “Committee” means a committee of one or more members of the Board appointed by the Board to administer this Plan in accordance with Section 3.5.

2.12 “Common Stock” means the common stock, $0.10 par value per share, of the Company.

2.13 “Company” has the meaning set forth in Section 1.1.

2.14 “Consultant” means any person, including an advisor (a) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Company or an Affiliate pursuant to a written agreement or (b) who is a member of the Board of Directors of an Affiliate; provided that, except as otherwise permitted in Section 5.3 hereof, such person is a natural person and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.15 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. Notwithstanding anything herein to the contrary, if an Optionholder who was granted an Incentive Stock Option exercises such Option on a date that is more than three (3) months after the last date on which the Optionholder was an Employee, such Option shall be treated as a Nonstatutory Stock Option.

2.16 “Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code.

2.17 “Date of Grant” means the date on which the Administrator adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award and from which the Participant begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Common Stock or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

2.18 “Detrimental Activity” means: (a) violation of the terms of any agreement with the Company or any of its Affiliates concerning non-disclosure, confidentiality, intellectual property, privacy, exclusivity, non-competition or non-solicitation; (b) disclosure of the Company’s or its Affiliates’ confidential information to anyone outside the Company or its Affiliates, without prior written authorization from the Company or its Affiliates, or in conflict with the interests of the Company or its Affiliates, whether the confidential information was acquired or disclosed by the Participant during or after employment by the Company or its Affiliates (or during or after the engagement of services if the Participant is or was a Consultant); (c) failure or refusal to disclose promptly or assign to the Company or its Affiliates all right, title and interest in any invention, work product or idea, patentable or not, made or conceived by the Participant during employment by the Company or its Affiliates (or during the engagement of services if the Participant is or was a Consultant), relating in any manner to the interests of the Company or its Affiliates or the failure or refusal to do anything reasonably necessary to enable the Company or its Affiliates to secure a patent where appropriate in the United States and in other countries; (d) activity that is discovered to be grounds for or results in termination of the Participant’s employment or consulting engagement for Cause; (e) any breach of a restrictive covenant contained in any employment agreement, Award Agreement or other agreement between the Participant and the Company or its Affiliates, during any period for which a restrictive covenant prohibiting Detrimental Activity, or other similar conduct or act, is applicable to the Participant during or after employment by the Company or its Affiliates (or during or after the engagement of services if the Participant is or was a Consultant); (f) any attempt directly or indirectly to induce any Employee or Consultant of the Company or its Affiliates to be employed or perform services or acts in conflict with the interests of the Company or its Affiliates; (g) any attempt, in conflict with the interests of the Company or its Affiliates, directly or indirectly, to solicit the trade or business of any current or prospective customer, client, supplier or partner of the Company or its Affiliates; (h) the conviction of, or guilty plea entered by, the Participant for any felony or a crime involving moral turpitude whether or not connected with the Company or its Affiliates; or (i) the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or any of its Affiliates.

2.19 “Director” means a member of the Board.

2.20 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.9 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Administrator. Except in situations where the Administrator is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.9 hereof within the meaning of Section 22(e)(3) of the Code, the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

2.21 “Dividend Equivalents” has the meaning set forth in Section 7.1(b)(2).

2.22 “Effective Date” shall mean the date of Board adoption of this Plan.

2.23 “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

2.24 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.25 “Fair Market Value” means, as of any date, the value of the Common Stock as determined below. The Fair Market Value on any date on which the Company’s shares of Common Stock are registered under Section 12 of the Exchange Act and listed on the New York Stock Exchange shall be the closing price of a share of Common Stock on the New York Stock Exchange on such date. In the event that Fair Market Value is to be determined as of a date on which the New York Stock Exchange is closed, Fair Market Value shall be determined (a) for purposes of establishing the exercise price of Options and SARs or calculating a payment (whether in cash, Common Stock or otherwise) to a Participant, using the closing price of a share of Common Stock on the immediately preceding trading day; and (b) for purposes of calculating income recognized, amount of tax withholdings or for a similar purpose, using the average of the closing price of a share of Common Stock on the immediately preceding trading day and the opening price of a share of Common Stock on the immediately following trading day. If the Common Stock is admitted to quotation on the over the counter market or any interdealer quotation system, the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Common Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported. In the absence of an established market for the Common Stock, the Fair Market Value determined in good faith by the Administrator and such determination shall be conclusive and binding on all persons. Notwithstanding anything herein to the contrary, for purposes of establishing the exercise price of Options and SARs, the determination of Fair Market Value in all cases shall be in accordance with Section 409A of the Code and the regulations thereunder.

2.26 “Form S-8” has the meaning set forth in Section 5.3.

2.27 “Free Standing Rights” has the meaning set forth in Section 7.3(a).

2.28 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.29 “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.30 “Negative Discretion” means the discretion authorized by this Plan to be applied by the Administrator to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 7.2(d)(4); provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

2.31 “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

2.32 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.33 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.34 “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to this Plan.

2.35 “Option Agreement” means an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company) between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of this Plan and need not be identical.

2.36 “Optionholder” means a person to whom an Option is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Option.

2.37 “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

2.38 “Participant” means a person to whom an Award is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Award.

2.39 “Performance Compensation Award” means any Award designated by the Administrator as a Performance Compensation Award pursuant to Section 7.2.

2.40 “Performance Criteria” means the criterion or criteria that the Administrator shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under this Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division or operational unit of the Company) and shall be limited to the following:

(a) net earnings or net income (before or after taxes);

(b) basic or diluted earnings per share (before or after taxes);

(c) net revenue or net revenue growth;

(d) gross revenue;

(e) gross profit or gross profit growth;

(f) net operating profit (before or after taxes);

(g) return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

(h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(i) earnings before or after taxes, interest, depreciation and/or amortization;

(j) gross or operating margins;

(k) productivity ratios;

(l) share price (including, but not limited to, growth measures and total stockholders return);

(m) expense targets;

(n) margins;

(o) operating efficiency;

(p) objective measures of customer satisfaction;

(q) working capital targets;

(r) measures of economic value added;

(s) inventory control; and

(t) enterprise value.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any business unit of the Company and/or an Affiliate or any combination thereof, as the Administrator may deem appropriate, or any of the above Performance Criteria as compared to the performance of a group of comparable companies, or published or special index that the Administrator, in its sole discretion, deems appropriate, or the Company may select Performance Criterion (l) above as compared to various stock market indices. The Administrator also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Administrator shall, within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Administrator discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, the Administrator shall have sole discretion to make such changes without obtaining stockholder approval.

2.41 “Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

2.42 “Performance Goals” means, for a Performance Period, the one or more goals established by the Administrator for the Performance Period based upon the Performance Criteria. The Administrator is authorized at any time during the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events:

(a) asset write-downs;

(b) litigation or claim judgments or settlements;

(c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(d) any reorganization and restructuring programs;

(e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year;

(f) acquisitions or divestitures;

(g) any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(h) foreign exchange gains and losses; and

(i) a change in the Company’s fiscal year.

2.43 “Performance Period” means the one or more periods of time not less than one (1) year in duration, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

2.44 “Performance Shares” has the meaning set forth in Section 7.4(a).

2.45 “Performance Units” has the meaning set forth in Section 7.4(a).

2.46 “Plan” has the meaning set forth in Section 1.1.

2.47 “Related Rights” has the meaning set forth in Section 7.3(a).

2.48 “Restricted Award” means any Award granted pursuant to Section 7.1(a).

2.49 “Restricted Period” has the meaning set forth in Section 7.1(a).

2.50 “Restricted Stock” has the meaning set forth in Section 7.1(a).

2.51 “Restricted Stock Units” has the meaning set forth in Section 7.1(a).

2.52 “Retirement” means the voluntary termination of a Participant’s Continuous Service with the Company, including any Affiliates, constituting retirement if such termination occurs on a date on which both (a) the Participant’s age is sixty (60) years or older and (b) the number of years of such Participant’s Continuous Service equals or is greater than five (5) years; or such other age, years of services or combination thereof as may be designated by the Administrator in such Participant’s Award Agreement.

2.53 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

2.54 “SAR exercise price” has the meaning set forth in Section 7.3(b).

2.55 “Securities Act” means the Securities Act of 1933, as amended.

2.56 “Stock Appreciation Right” means the right pursuant to an award granted under Section 7.3 to receive an amount equal to the excess, if any, of (a) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of stock covered by such right or such portion thereof, over (b) the aggregate SAR exercise price of such right or such portion thereof.

2.57 “Stock for Stock Exchange” has the meaning set forth in Section 6.4.

2.58 “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

2.59 “Treasury Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.

2.60 “Vested Units” has the meaning set forth in Section 7.1(e).

3.	Administration.

3.1 Administration by Board. This Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in Section 3.5.

3.2 Powers of Administrator. The Administrator shall have the power and authority to select and grant to Participants Awards pursuant to the terms of this Plan.

3.3 Specific Powers. In particular, the Administrator shall have the authority: (a) to construe, interpret and administer this Plan, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; (b) to promulgate, amend, and rescind rules and regulations relating to the administration of this Plan; (c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan; (d) to the extent permissible under applicable law, including the corporate law of the state in which the Company is incorporated, to delegate its authority to one or more Officers with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act; (e) to determine when Awards are to be granted under this Plan and, subject to Section 2.17, the applicable Date of Grant; (f) from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted; (g) to determine the number of shares of Common Stock to be made subject to each Award; (h) to determine whether each Option is to be an Incentive Stock Option or a Nonstatutory Stock Option; (i) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment, vesting provisions and right of repurchase provisions, and to specify the provisions of the Award Agreement relating to such grant or sale; (j) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent; (k) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of this Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies; (l) to make decisions with respect to outstanding Awards that may become necessary upon a Change in Control or an event that triggers anti-dilution adjustments; and (m) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of this Plan.

3.4 Decisions Final. All decisions made by the Administrator pursuant to the provisions of this Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.5 The Committee.

(a) General. The Board may delegate administration of this Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of this Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Administrator shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of this Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case that the Committee is comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members (or of all of its members if there are only two members) and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by this Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(b) Committee Composition when Common Stock is Registered. At any such time as the Common Stock is required to be registered under Section 12 of the Exchange Act, the Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under this Plan in the event Awards are granted under this Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, the Administrator shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted under this Plan, and against all amounts paid by the Administrator in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such Administrator shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.	Shares Subject to the Plan.

Subject to adjustment in accordance with Section 11, the total number of shares of Common Stock that shall be available for the grant of Awards under this Plan shall not exceed four million (4,000,000). For purposes of the limitation described above, any Common Stock subject to an Option or Award which terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock, is settled in cash, or is exchanged with the Administrator’s permission, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, shall be available again for grant under this Plan. However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of shares of Common Stock shall be counted against the aggregate plan limit described above, regardless of the number of shares of Common Stock actually issued upon settlement of such Stock Appreciation Rights. Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one (1) year period, Options to purchase Common Stock and/or Stock Appreciation Rights with respect to more than five hundred thousand (500,000) shares of Common Stock. Stock available for distribution under this Plan shall be authorized and unissued shares or shares reacquired by the Company in any manner. Notwithstanding anything to the contrary contained herein: (i) shares of Common Stock surrendered or withheld in payment of the exercise price of an Option shall count against the aggregate plan limit described above; and (ii) shares of Common Stock withheld by the Company to satisfy any tax withholding obligation shall count against the aggregate plan limit described above. All shares reserved for issuance under this Plan may be used for Incentive Stock Options. No fractional shares of Common Stock may be issued.

5.	Eligibility.

5.1 Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants and those individuals whom the Administrator determines are reasonably expected to become Employees, Directors and Consultants following the Date of Grant.

5.2 Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the Date of Grant and the Option is not exercisable after the expiration of five (5) years after the Date of Grant.

5.3 Consultants. A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company (i.e., capital raising), or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (a) that such grant (i) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (ii) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (b) that such grant complies with the securities laws of all other relevant jurisdictions.

5.4 Directors. Subject to Section 5.1, each Director shall be eligible to receive discretionary grants of Awards under this Plan.

6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If for any reason an Option designated as an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonstatutory Option appropriately granted under this Plan. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1 Term. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

6.2 Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3 Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4 Consideration. The exercise price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or, (b) in the discretion of the Administrator, upon such terms as the Administrator shall approve, as follows: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise; or (iv) in any other form of legal consideration that may be acceptable to the Administrator. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system), an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to any Award under this Plan.

6.5 Transferability of an Option. An Option (including an Incentive Stock Option or a Nonstatutory Stock Option) shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. For the avoidance of doubt, an Option may not be transferred in a divorce. Notwithstanding the foregoing, the Optionholder may, pursuant to Section 14.13, designate a beneficiary who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6 Vesting Generally. The Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Administrator may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Option Agreement upon the occurrence of a specified event.

6.7 Termination of Continuous Service. Unless otherwise provided in an Option Agreement or in an employment or consulting agreement the terms of which have been approved by the Administrator, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death, Disability or Retirement or termination by the Company for Cause), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three (3) months following the termination of the Optionholder’s Continuous Service, or (b) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the preceding sentence, the Option shall terminate. Unless otherwise provided in an Option Agreement or in an employment or consulting agreement the terms of which have been approved by the Administrator, outstanding Options that are not exercisable at the time an Optionholder’s Continuous Service terminates for any reason other than for Cause (including an Optionholder’s death, Disability or Retirement) shall be forfeited and expire at the close of business on the date of such termination. Unless otherwise provided in an Option Agreement or in an employment or consulting agreement the terms of which have been approved by the Administrator, if the Optionholder’s Continuous Service terminates for Cause, all outstanding Options shall be forfeited (whether or not vested) and expire as of the beginning of business on the date of such termination for Cause.

6.8 Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three (3) months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.9 Disability of Optionholder. Unless otherwise provided in an Option Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date twelve (12) months following such termination or (b) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

6.10 Death of Optionholder. Unless otherwise provided in an Option Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s beneficiary (as determined under Section 14.13), but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death or (b) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

6.11 Retirement. Unless otherwise expressly provided in an Option Agreement, in the event of an Optionholder’s Continuous Service terminates as a result of Retirement, the Optionholder may exercise his or her Option (to the extent the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the expiration of the term of the Option as set forth in the Option Agreement or (b) the date one (1) year following such termination.

6.12 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

6.13 Section 409A. Notwithstanding anything herein to the contrary, if an Option is granted to a Participant with respect to whom Common Stock does not constitute “service recipient stock” (as defined in Treasury Regulation Section 1.409A-1(b)(5)(iii)), the Option shall comply with Section 409A of the Code to the extent applicable.

7.	Provisions of Awards Other Than Options.

7.1 Restricted Awards

(a) General. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Administrator shall determine.

(b) Restricted Stock and Restricted Stock Units.

(1) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Administrator determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Administrator may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Administrator, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant should fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, within a reasonable period of time following the Date of Grant, the Award shall be null and void. Subject to the restrictions set forth in the Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Administrator, cash dividends and stock dividends with respect to the Restricted Stock may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Administrator. The cash dividends or stock dividends so withheld by the Administrator and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Administrator, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(2) The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Administrator, each Restricted Stock Unit (representing one (1) share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). At the discretion of the Administrator, Dividend Equivalents may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Administrator. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Administrator, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c) Restrictions.

(1) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.

(2) Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(3) The Administrator shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

(d) Restricted Period. With respect to Restricted Stock and Restricted Stock Units, the Restricted Period shall commence on the Date of Grant and end at the time or times set forth on a schedule established by the Administrator in the applicable Award Agreement.

(e) Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.1(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one (1) share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.1(b)(2) hereof and the interest thereon, if any, or, at the discretion of the Administrator, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Administrator may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.

(f) Stock Restrictions. Each certificate representing Restricted Stock awarded under this Plan shall bear a legend in the form the Company deems appropriate.

7.2 Performance Compensation Awards.

(a) General. The Administrator shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price or grant price, as the case may be, equal to or greater than the Fair Market Value per share of Common Stock on the date of grant), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the Administrator shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

(b) Eligibility. The Administrator will, in its sole discretion, designate within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 7.2. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c) Discretion of Administrator with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Administrator shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one (1) year in duration), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company and the Performance Formula. Within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Administrator shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.2(c) and record the same in writing.

(d) Payment of Performance Compensation Awards.

(1) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(2) Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(3) Certification. Following the completion of a Performance Period, the Administrator shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Administrator shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 7.2(d)(4) hereof, if and when it deems appropriate.

(4) Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Administrator may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Administrator shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 7.2(d)(6).

(5) Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants or their beneficiaries as soon as administratively practicable following completion of the certifications required by this Section 7.2.

(6) Maximum Award Payable. Subject to adjustment under Sections 11 and 12, the following limitations shall apply:

(A) The maximum amount payable to any one Participant under the Plan for a Performance Period with respect to Performance Compensation Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units is two hundred fifty thousand (250,000) shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof, determined as of the date set forth in the applicable Award Agreement. The limit set forth in the preceding sentence will be applied separately to each type of Award;

(B) The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash bonus Award described in the last sentence of Section 7.2(a) shall be one million dollars ($1,000,000).

Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Administrator or (B) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

(7) Death, Disability or Change in Control. Notwithstanding anything herein to the contrary, an Award Agreement may provide that a Performance Compensation Award may be payable upon death, disability or change of ownership or control prior to the attainment of the applicable Performance Goals, provided that any such Award will not constitute “performance-based compensation” under Section 162(m) of the Code if the Award is actually paid prior to the attainment of the Performance Goals.

(8) Dividends and Dividend Equivalents. With respect to Restricted Stock and Restricted Stock Units that are intended to constitute “performance-based compensation” under Section 162(m) of the Code, the Administrator has the discretion to determine whether dividends on such Restricted Stock and Dividend Equivalents on such Restricted Stock Units are intended to constitute “performance-based compensation.” If any dividends or Dividend Equivalents are so intended, such dividends or Dividend Equivalents must satisfy the requirements of Section 162(m) of the Code separately from the underlying Restricted Awards.

(9) Acceleration or Deferral of Payment. If, after the attainment of the applicable Performance Goals, payment of a Performance Compensation Award in cash is accelerated to an earlier date, the amount paid will be discounted to reasonably reflect the time value of money. Any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in Stock, by an amount greater than the appreciation of a share of Stock from the date such Award is deferred to the payment date.

7.3 Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of Section 7.3(b) are satisfied, in tandem with all or part of any Option granted under this Plan (“Related Rights”). In the case of a Nonstatutory Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

(b) Grant Requirements. A Stock Appreciation Right may only be granted if the Stock Appreciation Right does not provide for the deferral of compensation within the meaning of Section 409A of the Code. A Stock Appreciation Right does not provide for a deferral of compensation if: (i) the value of the Common Stock the excess over which the right provides for payment upon exercise (the “SAR exercise price”) may never be less than the Fair Market Value of the underlying Common Stock on the date the right is granted; (ii) the compensation payable under the Stock Appreciation Right can never be greater than the difference between the SAR exercise price and the Fair Market Value of the Common Stock on the date the Stock Appreciation Right is exercised; (iii) the number of shares of Common Stock subject to the Stock Appreciation Right must be fixed on the Date of Grant of the Stock Appreciation Right; and (iv) the right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right.

(c) Exercise and Payment. Upon exercise thereof, the holder of a Stock Appreciation Right shall be entitled to receive from the Company, an amount equal to the product of (i) the excess of the Fair Market Value, on the date of such exercise, of one (1) share of Common Stock over the SAR exercise price per share specified in the Award Agreement for such Stock Appreciation Right or its related Option, multiplied by (ii) the number of shares for which such Stock Appreciation Right shall be exercised. Payment with respect to the exercise of a

Stock Appreciation Right shall be paid on the date of exercise and may be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash or a combination thereof, as determined by the Administrator. Notwithstanding the foregoing, if, on the last day of the applicable exercise period, the Fair Market Value of the Common Stock exceeds the SAR exercise price and the Participant has not exercised the Stock Appreciation Right or the corresponding Option (if applicable), to the extent vested and exercisable, such Stock Appreciation Right shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(d) Exercise Price. The exercise price of a Free Standing Stock Appreciation Right shall be determined by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Date of Grant of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Administrator determines that the requirements of Section 7.3(b) are satisfied.

(e) Reduction in the Underlying Option Shares. Upon any exercise of a Stock Appreciation Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right shall have been exercised. The number of shares of Common Stock for which a Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option shall have been exercised.

(f) Transferability of a Stock Appreciation Right. A Stock Appreciation Right (including a Free Standing Right or a Related Right) shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the holder thereof only by such holder. For the avoidance of doubt, a Stock Appreciation Right may not be transferred in a divorce. Notwithstanding the foregoing, the holder may, pursuant to Section 14.13, designate a beneficiary who, in the event of the death of the holder, shall thereafter be entitled to exercise the Stock Appreciation Right.

7.4 Performance Shares and Performance Units.

(a) General. An Award of Performance Shares (“Performance Shares”) is an Award representing the right to receive a number of shares of Common Stock for each Performance Share granted, as the Administrator may determine. An Award of Performance Units (“Performance Units”) is an Award representing the right to receive a payment (either in cash or Common Stock) equal to the value of the Performance Units earned, as the Administrator may determine. Performance Shares and Performance Units may be granted alone or in combination with any other Award under the Plan.

(b) Value of Performance Shares and Performance Units. The Administrator shall establish Performance Goals for any specified Performance Periods. Prior to each grant of Performance Shares or Performance Units, the Administrator shall establish an initial amount of Common Stock for each award of Performance Shares. Each Performance Unit represents the value of one (1) share of Common Stock. The Administrator also shall set the Performance Goals that will be used to determine the extent to which the Participant receives Common Stock for the Performance Shares or payment of the value of the Performance Units awarded for such Performance Period. With respect to each such Performance Goal utilized during a Performance Period, the Administrator may assign percentages or other relative values to various levels of performance which shall be applied to determine the extent to which the Participant shall receive a payout of the number of Performance Shares or value of Performance Units awarded.

(c) Payment of Performance Shares and Performance Units. After a Performance Period has ended, a Participant holding Performance Shares or Performance Units shall be entitled to receive the value thereof as determined by the Administrator. The Administrator shall make this determination by first determining the extent to which the Performance Goals set pursuant to Section 7.4(b) have been met. The Administrator shall then determine the applicable percentage or other relative value to be applied to, and will apply such percentage or other relative value to, the number of Performance Shares or value of Performance Units to determine the payout to be received by the Participant. In addition, with respect to Performance Shares and Performance Units granted to each Participant, no payout shall be made hereunder except upon written certification by the Administrator that the applicable Performance Goals have been satisfied to a particular extent.

(d) Form and Timing of Payment. The payment described in Section 7.4(c) shall be made in Common Stock, or in cash, or partly in Common Stock and partly in cash, at the discretion of the Administrator and as set forth in the Award Agreement. The value of any fractional shares shall be paid in cash. Payment shall be made in a lump sum or installments as prescribed by the Administrator or the Award Agreement, as applicable. If Common Stock is to be converted into an amount of cash as of any date, or if an amount of cash is to be converted into Common Stock as of any date, such conversion shall be done at the then-current Fair Market Value of the Common Stock on such date.

7.5 Grants to Directors. Each Non-Employee Director shall be eligible to receive grants of fully vested Stock as part of his or her director fees.

8.	Covenants of the Company.

8.1 Availability of Shares. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

8.2 Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant shall have executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Administrator may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act this Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under this Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9.	Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10.	Miscellaneous.

10.1 Acceleration of Exercisability and Vesting. The Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with this Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

10.2 Stockholder Rights. Except as provided in this Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 12 hereof.

10.3 No Employment or Other Service Rights. Nothing in this Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause; (b) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate; or (c) the service of a Director pursuant to the bylaws of the Company or governing documents of any Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4 Transfer, Approved Leave of Absence. For purposes of this Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

10.5 Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award (a) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award and (b) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under this Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

10.6 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrator, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

11.	Adjustments Upon Changes in Stock.

Awards granted under this Plan and any agreements evidencing such Awards, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 4 and Section 7.2(d)(6) will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the Date of Grant of any such Award. Any adjustment in Incentive Stock Options under this Section 11 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 or otherwise result in a violation of Section 409A of the Code. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Administrator determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.	Effect of Change in Control.

12.1 Effect on Awards.

(a) In the event of a Change in Control, notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, and either in or not in combination with another event such as a termination of the applicable Participant’s Continuous Service by the Company without Cause, all Options and Stock Appreciation Rights subject to such Award shall become immediately exercisable with respect to one hundred percent (100%) of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to one hundred percent (100%) of the shares of time-based Restricted Stock or Restricted Stock Units subject to such Award and, to the extent practicable, such acceleration of exercisability and expiration of the Restricted Period (as applicable) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Common Stock subject to their Awards.

(b) In the event of a Change in Control, subject to the terms of the applicable Award Agreement and to the extent Section 12.1(a) above does not otherwise apply, all incomplete Performance Periods in respect of each performance-based Award in effect on the date the Change in Control occurs shall end on the date of such change, and the Administrator shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant, (ii) cause to be paid to the applicable Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Administrator’s determination of the degree of attainment of Performance Goals, and (iii) cause the Award, if previously deferred, to be settled in full as soon as possible.

12.2 In addition, in the event of a Change in Control, the Administrator, in its discretion, may take any action with respect to outstanding Awards that it deems appropriate, which action may vary among Awards granted to individual Participants; provided, however, that such action shall not reduce the value of an Award. In particular, with respect to Options, the actions the Administrator may take upon a Change in Control include, but are not limited to, the following: (i) providing that Options then outstanding may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Administrator, after which specified date all unexercised Options and all rights of Optionholders thereunder shall terminate,

(ii) requiring the mandatory surrender to the Company by selected Optionholders of some or all of the outstanding Options held by such Optionholders as of a date, before or after such Change in Control, specified by the Administrator, in which event the Administrator shall thereupon cancel such Options and the Company shall pay to each such Optionholder an amount of cash per share equal to the excess, if any, of the Change in Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (iii) make such adjustments to Options then outstanding as the Administrator deems appropriate to reflect such Change in Control (provided, however, that the Administrator may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or (iv) provide that the shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionholder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionholder had been the holder of record of the number of shares of Common Stock then covered by such Option. The provisions contained in this paragraph shall not terminate any rights of a Participant to further payments pursuant to any other agreement with the Company with respect to a Change in Control.

12.3 The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

13.	Amendment of the Plan and Awards.

13.1 Amendment/Termination of Plan. The Board at any time, and from time to time, may amend or terminate this Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and Section 13.3, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

13.2 Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to this Plan for stockholder approval, including, but not limited to, amendments to this Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

13.3 Contemplated Amendments. It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring this Plan and/or Awards granted under it into compliance therewith.

13.4 No Impairment of Rights. Rights under any Award granted before amendment of this Plan shall not be impaired by any amendment of this Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

13.5 Amendment of Awards. The Administrator at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Administrator may not effect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.	General Provisions.

14.1 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases. This Plan is intended to constitute an “unfunded” plan for incentive compensation and nothing contained in this Plan shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.

14.2 Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 11.

14.3 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, thirty (30) days shall be considered a reasonable period of time.

14.4 Other Provisions. The Award Agreements authorized under this Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Administrator may deem advisable.

14.5 Cancellation and Rescission of Awards for Detrimental Activity.

(a) Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that the Participant has not engaged in any Detrimental Activity described in Section 2.18.

(b) Unless the Award Agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Awards at any time if the Participant engages in any Detrimental Activity described in Section 2.18.

(c) In the event a Participant engages in Detrimental Activity described in Section 2.18 after any exercise, payment or delivery pursuant to an Award, during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant, such exercise, payment or delivery may be rescinded within one (1) year thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

14.6 Clawbacks. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

14.7 Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two (2) years from the Date of Grant of such Incentive Stock Option or within one (1) year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

14.8 Section 16. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 14.8, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.9 Section 162(m). To the extent the Administrator issues any Award that is intended to be exempt from the application of Section 162(m) of the Code, the Administrator may, without stockholder or grantee approval, amend this Plan or the relevant Award agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.

14.10 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. If the Administrator (or its delegate) determines in its discretion that an Award is determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and that a Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then the exercise or distribution of such Award upon a separation from service may not be made before the date which is six months after the date the Participant separates from service with the Company or any of its Affiliates. Notwithstanding any other provision contained herein, terms such as “termination of service,” “termination of employment” and “termination of engagement” shall mean a “separation from service” within the meaning of Section 409A of the Code, to the extent any exercise or distribution hereunder could be deemed “nonqualified deferred compensation” for purposes thereof.

14.11 Repricing. In the event that the exercise price of an Option, including an Incentive Stock Option, exceeds the Fair Market Value of the Common Stock on a given date, the Administrator shall have the authority to unilaterally reduce the exercise price of such Option to a new exercise price that is no less than the then-current Fair Market Value of the Common Stock; provided that such action shall first have been approved by a vote of the stockholders of the Company.

14.12 Electronic Delivery. The Committee may, in its sole discretion, deliver any documents related to an Award by electronic means. To participate in the Plan, a Participant consents to receive all applicable documentation by electronic delivery and through an on-line (and/or voice activated) system established and maintained by the Committee or a third party vendor designated by the Committee.

14.13 Designation of Beneficiary. A Participant shall have the right to appoint any individual or legal entity, in writing, on a form prescribed by and filed with the Administrator, as his beneficiary to receive any Award (to the extent the Award allows for transfer upon death and the Award has not been previously terminated or forfeited) upon the Participant’s death. Such designation may be revoked by the Participant at any time and a new beneficiary may be appointed by the Participant by execution and submission to the Administrator of a revised beneficiary designation form. In order to be effective, a designation of beneficiary must be completed by the Participant and received by the Administrator, or its designee, prior to the date of the Participant’s death. In the absence of a designation, the Participant’s beneficiary shall be the legal representative of the Participant’s estate.

14.14 Incapacity of Holder or Beneficiary. If any person holding an Award or otherwise entitled to make an election or receive a distribution under this Plan is deemed by the Administrator to be incapable of making an election hereunder or of personally receiving and giving a valid receipt for a distribution hereunder, then, unless and until an election or claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such election or distribution or any part thereof to be made by or to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such distribution shall be a distribution for the account of such person and a complete discharge of any liability of the Administrator, the Company and the Plan therefore.

14.15 Changes in Law. The Board may amend the Plan and any outstanding Awards granted thereunder in such respects as the Board shall, in its sole discretion, deem advisable in order to incorporate in the Plan or any such Awards any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or any other statute, or rules or regulations of the Internal Revenue Service or any other federal or state governmental agency enacted or promulgated after the adoption of the Plan.

15.	Effective Date of Plan.

This Plan shall become effective as of the Effective Date, subject to the approval of the Plan by the Company’s stockholders within twelve months before or after the Effective Date. If the Plan is not so approved by the Company’s stockholders, (a) the Plan shall not be effective, and (b) any grants of Awards under the Plan shall immediately expire and be of no force and effect. No Awards may be exercised or paid prior to the approval of the Plan by the Company’s stockholders.

16.	Termination or Suspension of the Plan.

This Plan shall terminate automatically on the date one (1) day before the tenth (10th) anniversary of the Effective Date. No Award shall be granted pursuant to this Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate this Plan at any earlier date pursuant to Section 13.1 hereof. No Awards may be granted under this Plan while this Plan is suspended or after it is terminated. Unless the Company determines to submit Section 7.2 and the definition of “Performance Goal” and “Performance Criteria” to the Company’s stockholders at the first stockholder meeting that occurs in the fifth (5th) year following the year in which this Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under Section 7.2 after the date of such annual meeting, but this Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

17.	Choice of Law.

The law of the State of Maryland shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

18.	Foreign Employees.

Without the amendment of this Plan, the Board may provide for the participation in the Plan by employees who are subject to the laws of foreign countries or jurisdictions, and such participation may be on such terms and conditions different from those specified in this Plan as may be administratively necessary or necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Board or its designee may make such modifications, amendments, procedures, subprograms and the like as may be necessary or advisable to comply with the provisions of laws of other countries or jurisdictions in which Affiliates operate or have employees.

1                         ¢

KEY ENERGY SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 17, 2012 at 9:00 a.m., Central Daylight Time

This Proxy is solicited on behalf of the Board of Directors of Key Energy Services, Inc. (the “Company”).

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints each of Richard J. Alario and Kimberly R. Frye (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Thursday, May 17, 2012, at the Courtyard Marriott and Banquet Facility, 1505 Tradewinds Blvd., Midland, Texas, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

You may revoke or change your proxy at any time before it is voted at the annual meeting by (i) giving written notice of revocation to the Secretary of the Company; (ii) submitting another properly completed proxy bearing a later date; (iii) submitting a later dated proxy through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the annual meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

KEY ENERGY SERVICES, INC.

May 17, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.keyenergy.com/index.php?id=132.

You can also reach this web address by going to http://www.keyenergy.com,

then clicking on “Investor Relations” and then clicking on “2012 Annual Meeting of Stockholders.”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	00033333003000000000 3	051712

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the following nominees as Class III directors of the Company, for a term of three (3) years expiring at the annual stockholders’ meeting in 2015:
		FOR	AGAINST	ABSTAIN
	Richard J. Alario	☐	☐	☐
	Ralph S. Michael, III	☐	☐	☐
	Arlene M. Yocum	☐	☐	☐
	2. To approve the adoption of the Key Energy Services, Inc. 2012 Equity and Cash Incentive Plan.	☐	☐	☐

3.   To ratify the appointment by the Audit Committee of the Board of Directors of Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2012.

		☐	☐	☐
	4. To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

The shares of common stock of Key Energy Services, Inc. (the “Company”) represented by this proxy, when properly executed, will be voted as directed by the undersigned for the proposals herein proposed by the Company. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE THREE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:        Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

KEY ENERGY SERVICES, INC.

May 17, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.keyenergy.com/index.php?id=132. You can also reach this web address by going to http://www.keyenergy.com, then clicking on “Investor Relations” and then clicking on “2012 Annual Meeting of Stockholders.”

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	00033333003000000000 3	051712

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the following nominees as Class III directors of the Company, for a term of three (3) years expiring at the annual stockholders’ meeting in 2015:
		FOR	AGAINST	ABSTAIN
	Richard J. Alario	☐	☐	☐
	Ralph S. Michael, III	☐	☐	☐
	Arlene M. Yocum	☐	☐	☐
	2. To approve the adoption of the Key Energy Services, Inc. 2012 Equity and Cash Incentive Plan.	☐	☐	☐

3.   To ratify the appointment by the Audit Committee of the Board of Directors of Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2012.

		☐	☐	☐
	4. To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

The shares of common stock of Key Energy Services, Inc. (the “Company”) represented by this proxy, when properly executed, will be voted as directed by the undersigned for the proposals herein proposed by the Company. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE THREE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:        Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■